                  =============================================


                                  $40,000,000

                             Amended and Restated
                Revolving Credit and Letter of Credit Facility


                  =============================================





                             AMENDED AND RESTATED
                 REVOLVING CREDIT LOAN AND SECURITY AGREEMENT


                                 by and among

                          DIXON TICONDEROGA COMPANY,
                            a Delaware corporation

                                      and

                            DIXON TICONDEROGA INC.,
                            an Ontario corporation,
                           collectively as Borrower,

                      and the Lenders referred to herein,

                                      and

                      FIRST UNION COMMERCIAL CORPORATION,
                         a North Carolina corporation,

                                   as Agent


                  =============================================

                                 July 10, 1996

                  =============================================

                               TABLE OF CONTENTS
                                                                          Page

SECTION 1 - DEFINITIONS

      Defined Terms                                                         1
      Accounting Terms                                                     19
      Other Terms                                                          19

SECTION 2 - THE LOANS; INTEREST; FEES; AND PROCEEDS OF THE LOAN

      Revolving Line of Credit                                             19
      Maximum Revolving Credit Facility                                    20
      Availability; Borrowing Base Certificate                             20
      Procedure for Revolving Credit Borrowings                            21
      Interest                                                             21
      Loan Closing/Commitment Fee                                          24
      Unused Line Fee                                                      25
      One Loan                                                             25
      Loan Purposes                                                        25
      Optional Prepayment                                                  25
      Agency Fee                                                           25
      Yield-Protection                                                     26
      Changes in Capital Adequacy Regulations                              26
      Lender Statements:  Survival of Indemnity                            27

SECTION 3 - PAYMENTS

      Payments                                                             27
      Receipt of Payments                                                  27
      Collections; Agent's Right to Notify Account Debtors and
       to Endorse the Borrower's Name                                      29
      Application of Payments and Collections                              29
      Statement of Account                                                 29

SECTION 4 - SECURITY FOR THE OBLIGATIONS

      Security Interest in the Collateral                                  29
      Disclosure of Security Interest                                      30
      Supplemental Documentation                                           30
      Inspection                                                           30
      Cross-Collateralization                                              31

SECTION 5 - CLOSING; CONDITIONS OF CLOSING

      Closing                                                              31
      Conditions of Loans and Letters of Credit                            31
      Waiver of Conditions Precedent                                       34

SECTION 6 - REPRESENTATIONS AND WARRANTIES

      Corporate Organization and Power                                     34
      Litigation; Government Regulation                                    35
      Taxes                                                                35
      Enforceability of Loan Documents; Compliance With Other
       Instruments                                                         35
      Governmental Authorization                                           35
      Event of Default                                                     35
      Margin Securities                                                    36
      Full Disclosure                                                      36
      Principal Place of Business                                          36
      ERISA                                                                36
      Financials                                                           37
      Title to Assets                                                      37

      Solvency                                                             37
      Use of Proceeds                                                      37
      Assets for Conduct of Business                                       37
      Trade Relations                                                      37
      Compliance With Laws                                                 37
      1996 Business Plan                                                   38

SECTION 7 - AFFIRMATIVE COVENANTS

      Repayment of Obligations                                             38
      Performance Under Loan Documents                                     38
      Financial and Business Information as to the Borrower                38
      Notice of Certain Events                                             41
      Corporate Existence and Maintenance of Properties                    41
      Payment of Indebtedness; Performance of Other Obligations            41
      Maintenance of Insurance                                             42
      Maintenance of Books and Records; Inspection                         43
      Comply with ERISA                                                    43
      Motor Vehicle Titles                                                 43
      Comply with Environmental Laws                                       43
      Maintenance of Bank Accounts                                         43
      Maintenance of Equipment                                             44

SECTION 8 - NEGATIVE COVENANTS

      Merger and Dissolution                                               44
      Acquisitions                                                         44
      Disposition of Assets                                                44
      Transactions With Related Persons                                    44
      Restricted Investments                                               45
      Restrictions on Dividends and Other Payments                         45
      Subordinated Debt                                                    45
      Tangible Net Worth                                                   45
      Current Ratio                                                        45
      Fixed Charge Coverage Ratio                                          45
      Senior Fixed Charge Coverage Ratio                                   45
      Ratio of EBIT to Interest on Indebtedness                            46
      Ratio of EBIT to Senior Debt Interest                                46
      Quick Ratio                                                          46
      Debt-to-Equity Ratio                                                 46
      Pro Forma Debt Coverage Ratio                                        46
      Capital Expenditure Limitation                                       46
      Fiscal Year                                                          46
      Leases                                                               46
      Funded Debt Limitation                                               46
      Sale and Leaseback                                                   46
      New Business                                                         46
      Subsidiaries                                                         46
      Guaranties                                                           47
      Transactions Affecting the Collateral                                47
      Consignment of Inventory                                             47
      Change of Control                                                    47

SECTION 9 - PROVISIONS WITH RESPECT TO THE COLLATERAL

      Perfection and Priority; Location of Collateral                      47
      Verification of Accounts                                             48
      Assignments, Records and Schedules of Accounts                       48
      Notice Regarding Disputed Accounts                                   48
      Sale and Safekeeping of Inventory                                    48

      Records and Schedules of Inventory                                   48
      Returns of Inventory                                                 49
      Maintenance of Equipment                                             49
      Evidence of Ownership of Equipment                                   49
      Records and Schedules of Equipment                                   49
      Disposition of Equipment                                             49
      The Agent's Payment of Claims Asserted Against the Collateral        49

SECTION 10 - PROVISIONS WITH RESPECT TO ACCOUNTS, INVENTORY AND EQUIPMENT

      Account Warranties, Representations and Covenants                    50
      Inventory Warranties, Representations and Covenants                  50
      Equipment, Warranties, Representations and Covenants                 51
      Reaffirmation of Warranties and Representations                      51
      Survival of Warranties and Representations                           51

SECTION 11 - PROVISIONS RELATING TO LETTERS OF CREDIT

      Compliance with Terms and Conditions                                 51
      Rights of Subrogation                                                51
      Reimbursement Obligation                                             52
      Indemnification                                                      52
      Termination                                                          52

SECTION 12 - TERM OF AGREEMENT

      Term                                                                 52
      The Borrower's Right to Terminate                                    53
      The Agent's and Required Lenders' Right to Terminate                 53
      Effect of Termination                                                53

SECTION 13 - EVENTS OF DEFAULT

      Event of Default                                                     53
      Acceleration of the Obligations                                      56
      Default Rate of Interest                                             56
      Notice of Default                                                    56
      Declared Default                                                     56

SECTION 14 - RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

      Rights and Remedies                                                  57
      Application of Proceeds                                              58
      Appointment of the Agent as the Borrower's Lawful Attorney           59
      Rights and Remedies Cumulative; Non-Waiver; Etc.                     60

SECTION 15 - PAYMENT OF EXPENSES

      Fees and Expenses                                                    61
      Stamp Taxes                                                          61
      Brokerage Fees                                                       61

SECTION 16 - THE AGENT

      Authorization and Action                                             62
      Agent's Reliance, Etc.                                               62
      FUCC and Affiliates                                                  63
      Lender Credit Decision                                               63
      Indemnification                                                      63
      Successor Agent                                                      64

SECTION 17 - MISCELLANEOUS

      Survival of Agreements                                               64
      Governing Law; Waiver of Jury Trial                                  65
      Notice                                                               65
      Indemnification of the Lenders, First Union and First Union-NC       66
      Waivers by the Borrower                                              67
      Lawful Charges                                                       67
      Assignment                                                           68
      Amendments, Waivers and Consents                                     68
      Severability                                                         69
      Entire Agreement                                                     69
      Binding Effrct; Joint and Several Obligations                        69
      Captions                                                             69
      Disbursement of Loan Proceeds                                        69
      Conflict of Terms                                                    69
      Injunctive Relief                                                    69

      Exhibit A

                             AMENDED AND RESTATED
                 REVOLVING CREDIT LOAN AND SECURITY AGREEMENT


            AMENDED AND RESTATED REVOLVING CREDIT LOAN AND SECURITY AGREEMENT, dated as of July 10, 1996, by and among DIXON TICONDEROGA COMPANY, a Delaware corporation ("DTC") and DIXON TICONDEROGA INC., an Ontario corporation ("DTI") (DTC and DTI are collectively referred to hereinafter as the "Borrow-er"), the Lenders who are or may become a party to this Agreement and FIRST UNION COMMERCIAL CORPORATION ("FUCC"), a North Carolina corporation, as Agent for the Lenders (in its capacity as agent, the "Agent").

                             W I T N E S S E T H:

            WHEREAS, the Borrower and FUCC are parties to a Revolving Credit Loan, Foreign Exchange and Security Agreement, dated as of May 12, 1994 (the "Existing Credit Agreement").

            WHEREAS, the Borrower has requested an increase in the amount of the financial accommodations which FUCC has extended to it, by amending and restating the Existing Credit Agreement; and

            WHEREAS, the Lenders are willing to extend increased financial accommodations to the Borrower in the form of a $40,000,000 revolving line of credit and letter of credit facility in accordance with, and subject to, the terms and conditions hereinafter set forth; and

            WHEREAS, the Lenders are extending a Term Loan to the Borrower in the principal amount of $7,750,000.08, being made in accordance with, and subject to, the terms and conditions of the Term Loan Agreement (as hereinafter defined);

            NOW, THEREFORE, in consideration of the premises and the covenants, agreements, terms and conditions contained herein, the parties hereto hereby agree as follows:


SECTION 1 - DEFINITIONS

            DEFINED TERMS. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Accounts" shall mean all accounts, accounts receivable, contract rights, notes, bills, acceptances, choses in action, chattel paper, instruments, documents, and other forms of obligations at any time owing to the Borrower, and all "Accounts," as that term is defined in the UCC, the proceeds thereof and all of the Borrower's rights with respect to any goods represented thereby, whether or not delivered, goods returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation, together with all customer lists, books and records, ledger and account cards, computer tapes, disks, printouts and records, whether now in existence or hereafter created, relating to Accounts.

      "Account Debtor" shall mean any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account.

      "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus Two and One-Half Percent (2.5%) per annum.

      "Adjusted Prime Rate" shall mean the Prime Rate plus One-Half of One Percent (0.5%) per annum.

      "Affiliate" shall mean, with respect to any Person, each other Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least five percent (5%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of such Person, or is controlled by or is under common control with such Person, or any shareholders of such Person.
For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

      "Agent" shall mean FUCC in its capacity as Agent hereunder, and any successor thereto appointed pursuant to section 16.

      "Agreement" or "this Agreement" shall include all amendments, modifications, extensions, restatements, enlargements and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

      "Availability" shall mean an amount determined pursuant to Exhibit A attached hereto.

      "Bank of Boston" shall mean The First National Bank of Boston, having an office at 100 Federal Street, Boston, Massachusetts 02110.

      "Banking Day" means, in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

      "Bankruptcy Code" shall mean Title 11, United States Code, as amended from time to time, and any successor statute thereto.

      "Beneficiary" shall mean the customer, supplier or vendor of Inventory who is the beneficiary of a Letter of Credit.

      "Book Net Worth" shall mean the Borrower's Total Assets minus Total Liabilities; provided, however, that all Inventory included on the asset side of its balance sheet shall be accounted for in the same manner as presented in the Financials or at the lower of LIFO cost or market.

      "Borrower" shall collectively mean DTI and DTC, jointly and severally.

      "Borrowing Base" shall mean an amount determined pursuant to the formula set forth in Exhibit A attached hereto.

      "Borrowing Base Certificate" shall mean the form of certificate attached hereto as Exhibit C.

      "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of Florida.

      "Canadian Sweep Account" shall mean an account established at a Canadian commercial bank pursuant to section 3.2(a) hereof.

      "Capital Expenditures" shall mean, for any fiscal year of the Borrower, the aggregate cost (less the amount of trade-in allowance included in such cost) of all capital assets (as defined by GAAP) acquired by the Borrower during such fiscal year, plus all Capital Lease Obligations with respect to any Capital Lease entered into, renewed, assumed or guaranteed by the Borrower during such year.

      "Capital Lease" shall mean any lease of any property which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

      "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

      "CERCLA" shall mean the Comprehensive, Environmental, Response, Compensation and Liability Act of 1980, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "Change of Control" shall mean (a) the acquisition by any Person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), together with any Affiliates thereof, of a majority of the voting stock of the Borrower, or (b) the success by any Person or Group, together with any Affiliates thereof, in having its or their nominees elected to the Board of Directors of the Borrower such that such nominees, when added to any director remaining on the Board of Directors of the Borrower who is an Affiliate of or related Person to such Person or Group, shall constitute a majority of the Board of Directors of the Borrower.

      "Closing Date" shall mean the date referred to in section 5.1 hereof.

      "Collateral" shall mean and include all of the assets, property or interests in property of the Borrower securing the Obligations pursuant to section 4.l, all of the issued and outstanding Stock of all Subsidiaries, and all other property and interests in real or personal property which shall, from time to time, secure the Obligations.

      "Commitment Termination Date" shall mean the earliest date that the financing arrangements contemplated in respect of the Loans are terminated pursuant to section 12.1, 12.2 or 12.3 hereof.

      "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

      "Current Assets" shall mean the aggregate of the current assets of the Borrower appearing on the asset side of its balance sheet, all determined in accordance with GAAP; provided, however, that all Inventory included in current assets shall be accounted for in the same manner as presented in the Financials or at the lower of LIFO cost or market.

      "Current Liabilities" shall mean the aggregate of the current liabilities of the Borrower appearing on the liability side of its balance sheet, all determined in accordance with GAAP.

      "Declared Default" shall have the meaning specified in section 13.5.

      "Depository Account" shall have the meaning specified in section 3.2.

      "Dilution" at any date shall mean the aggregate amount of credits granted to Account Debtors during the 12-month period prior to such date, including, without limitation, allowances, discounts, returns, credits, chargebacks, contra-accounts and other offsets asserted or assertable by Account Debtors, or any other events having the effect of reducing the anticipated amount to be realized by the Borrower from Accounts.

      "Dilution Percentage" at any date shall mean the quotient obtained by dividing (a) the total dollar amount of the Dilution as of such date by (b) the aggregate net sales of the Borrower for the 12-month period ending on such date.

      "Dixon-Mexico" shall mean Dixon Ticonderoga de Mexico S.A. de C.V., a Mexican company.

      "Dixon-U.K." shall mean Dixon Europe Limited, a United Kingdom company.

      "DTC" shall mean Dixon Ticonderoga Company, a Delaware corporation.

      "DTC Accounts" shall mean all Accounts created or acquired by DTC in the ordinary course of its business as presently conducted.

      "DTI" shall mean Dixon Ticonderoga Inc., an Ontario corporation.

      "DTI Accounts" shall mean all Accounts created or acquired by DTI in the ordinary course of its business as presently conducted.

      "EBIT" shall mean, for any period, the Net Income for such period plus the sum of the following amounts for such period to the extent included in the determination of such Net Income: (i) Interest Charges on Indebtedness (including the Obligations), (ii) income tax expense and, for any period ending on or before September 30, 1996, (iii) the total of charges, up to $455,422.00, to discontinued operations for the write-off of discontinued assets, as reflected on the Borrower's audited consolidated income statement for the fiscal year ended September 30, 1995, incurred during the immediately preceding twelve month period, (iv) the total of net charges (after any recovery), up to $1,530,377.00, for litigation costs and reserves as reflected on the Borrower's audited consolidated income statement for the fiscal year ended September 30, 1995, incurred during the immediately preceding twelve month period, and, for any period ending on or before March 31, 1997, (v) the total of net charges (after any recovery), up to $2,039,000 for reserves for the judgment in the ECRA Case (defined in Exhibit A attached hereto).

      "EBITDA" shall mean, for any period, the Net Income for such period plus
(a) the sum of the following amounts for such period to the extent included in the determination of such Net Income: (i) depreciation expense, (ii) amortiz-ation expense, (iii) Interest Charges on Indebtedness (including the Obligations), (iv) income tax expense and, for any period ending on or before September 30, 1996, (v) the total of charges, up to $455,422.00, to discontinued operations for the write-off of discontinued assets, as reflected on the Borrower's audited consolidated income statement for the fiscal year ended September 30, 1995, incurred during the immediately preceding twelve month period, (vi) the total of net charges (after any recovery), up to $1,530,377.00, for litigation costs and reserves as reflected on the Borrower's audited consolidated income statement for the fiscal year ended September 30, 1995, incurred during the immediately preceding twelve month period, and for any period ending on or before March 31, 1997, (vii) the total of net charges (after any recovery), up to $2,039,000 for reserves for the judgment in the ECRA Case (defined in Exhibit A attached hereto).

      "Educational Supplies Distributor Account" shall mean an Account eviden-ced by an invoice which is due and payable as to (i) not less than 25% of the invoice amount no later than June 15 next following the invoice date and not more than 75% of the invoice amount no later than the following September 15 or (ii) not less than 25% of the invoice amount no later than June 30 next following the invoice date and not more than 75% of the invoice amount no later than the following September 30, in each case from an Account Debtor which is a distributor of the Borrower's products to schools and school boards.

      "EPA" shall mean the Environmental Protection Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "Eligible Accounts" shall mean all Accounts created or acquired by the Borrower in the ordinary course of its business as presently conducted, which the Agent, in its sole discretion, deems to be Eligible Accounts. The Agent may determine, on a daily basis, whether any Account constitutes and continues to constitute an Eligible Account, and if an Eligible Account subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. In making its determination of Eligible Accounts, the Agent will consider whether an Account satisfies and continues to satisfy the following requirements:

            (a) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of the Borrower's business and is actually and absolutely owing to the Borrower and is not contingent for any reason;

            (b) The subject merchandise has been shipped or delivered on open account to the named Account Debtor on an absolute sale basis and not on consignment, on approval or on a sale or return basis or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

            (c) The Account is not evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of the Agent;

            (d) The Account is a valid, legally enforceable obligation of the Account Debtor and no offset or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted;

            (e) The Account is not subject to any Lien whatsoever, except for the Agent's security interest and Permitted Liens, and a currently effective UCC financing statement filed by the Agent against the Borrower covering such Account is on file in all appropriate filing locations for all of the Borrower's places of business and records concerning such Account;

            (f) For all Educational Supplies Distributor Accounts, the Account is evidenced by an invoice in form acceptable to the Agent and has not remained unpaid for a period exceeding thirty (30) days after the due date of such invoice;

            (g) For all Mass Market Accounts, the Account is evidenced by an invoice in form acceptable to the Agent and has not remained unpaid for a period exceeding one hundred fifty (150) days from invoice date or thirty
(30) days from due date, whichever is earlier;

            (h) For all Non-Dated Accounts, the Account is evidenced by an invoice in form acceptable to the Agent and has not remained unpaid for a period exceeding ninety (90) days after the date of such invoice;

            (i) The Account Debtor is Solvent and not the subject of any bankruptcy or insolvency proceeding of any kind and the creditworthiness of the Account Debtor is, in all other respects, acceptable to the Agent, in its sole discretion, at the time in question;

            (j)         The Account does not arise out of transactions with
(i) any Subsidiary, shareholder or other Affiliate of the Borrower, or (ii) any employee, officer, agent or director of the Borrower, a Subsidiary or an Affiliate of the Borrower;

            (k) The Account is not due from an Account Debtor whose total indebtedness to the Borrower on Accounts exceeds ten percent (10%) of the aggregate amount of all of the Borrower's Accounts; provided, however, that only the amount of such Account Debtor's Account which exceeds such 10% limit shall be deemed ineligible;

            (l) The Account is not an Educational Supplies Distributor Account or a Mass Market Account of an Account Debtor twenty-five percent (25%) or more of whose Accounts are ineligible pursuant to subparagraphs (f) or (g) of this definition;

            (m) The Account is not a Non-Dated Account of an Account Debtor fifty percent (50%) or more of whose Accounts are ineligible pursuant to subparagraph (h) of this definition;

            (n) Agent has a first lien security interest in the Account and there are no material regulatory, administrative or judicial obstacles to the Agent's direct enforcement of the Account against the Account Debtor or to the Agent's intervention in any enforcement action which might be brought by the Borrower with respect thereto and the Agent shall not be subjected to any material adverse tax consequences (other than taxes measured by the income of the Agent) as a result of taking such enforcement action or lending against such Account;

            (o) The Account Debtor has neither disputed liability in any respect nor made any claim with respect to any other Account due from such Account Debtor to the Borrower;

            (p) The sale represented by such Account is not on a bill-and-hold, "undelivered sale," guaranteed sale, consignment, sale or return or sale on approval basis;

            (q) Each of the warranties and representations set forth in section 10.1 hereof has been reaffirmed with respect thereto at the time the most recent Schedule of Accounts was provided to the Agent;

            (r) The Account Debtor is not located in the State of Minnesota or State of New Jersey or, if the Account Debtor is located in either such state, the Borrower has either qualified as a foreign corporation to do business in such state or has filed a Notice of Business Activities report with the appropriate officials in such state for the then current year;

            (s) The Account Debtor is not located outside of the United States, unless the Account is (i) a DTI Account owed by a Canadian Account Debtor and the Agent has a first priority perfected Lien in such Account, or (ii) supported by a letter of credit from a financial institution, and in form and substance, acceptable to Agent in its sole discretion; and

            (t) If the Account Debtor is a supplier or creditor of the Borrower, the amount of all Accounts of such Account Debtor which are deemed to be Eligible Accounts hereunder shall be only that amount, if any, which exceeds the Borrower's total indebtedness to such Account Debtor.

      "Eligible Foreign Accounts" shall mean Accounts of Account Debtors which are located outside of the United States and which are not Eligible Accounts, provided that, with respect to any particular Account Debtor, (i) at no time during the 12 months preceding the Revolving Credit Loan request were 50% or more of all Accounts due from such Account Debtor 60 days or more past due, and (ii) the Borrower has provided to the Agent either (A) current financial information regarding the Account Debtor in form and substance satisfactory to the Agent, in its sole discretion, or (B) a credit reference from a reputable financial institution or credit rating organization or third party credit enhancement, in each such case acceptable to the Agent, in its sole discre-tion.

      "Eligible Inventory" shall mean all Inventory created or acquired by the Borrower in the ordinary course of its business as presently conducted, which the Agent, in its sole discretion, deems to be Eligible Inventory. The Agent may determine, on a daily basis, whether any Inventory constitutes and continues to constitute Eligible Inventory, and if any Eligible Inventory subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. Eligible Inventory shall not include Inventory which consists of damaged, obsolete, slow-moving or discontinued items. In making its determination of Eligible Inventory, the Agent will consider whether Inventory satisfies and continues to satisfy the following requirements:

            (a) The Inventory consists of Inventory which is located at any of the owned, leased or warehouse sites listed in Schedules I through XV, but in any event shall not include Inventory located anywhere outside of the States of Florida, Illinois, New Jersey, Missouri, Ohio, Pennsylvania, Tennessee, Texas and West Virginia, and Acton Vale, Quebec, and Newmarket, Ontario, Canada, and such other states in which Inventory is warehoused or consigned and where the Borrower has executed appropriate UCC financing state-ments and taken all other required action to perfect the Agent's Lien as a first priority Lien in such warehoused and consigned Inventory;

            (b) The Inventory is deemed by the Agent, in its sole discretion, to be in good currently saleable condition, not deteriorating in quality or otherwise unsalable and subject to satisfactory internal control and management procedures;

            (c) The Inventory meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory;

            (d) The Inventory is not consigned Inventory or work-in-process (excluding unpackaged finished goods); provided, however, that Inventory consigned to customers of the Borrower shall be Eligible Inventory if, and so long as it remains, situated at one of the locations listed on Schedules XIII through XV attached hereto and the Agent is satisfied that its Lien in such Inventory is perfected and entitled to a first priority under applicable law;

            (e) The Inventory is not subject to any Lien whatsoever, except for the Agent's first priority security interest and Permitted Liens, and currently effective UCC financing statements filed by the Agent against the Borrower covering such Inventory are on file in all appropriate filing locations for all of the Borrower's places of business, and the Agent shall not be subjected to any material adverse tax consequences (other than taxes measured by the income of the Agent) as a result of enforcing its security interest in or lending against such Inventory;

            (f) If the Inventory is stored at a public warehouse or at a location which the Borrower leases from third Persons, the warehouseman or landlord shall have executed and delivered to the Agent the letter or landlord's waiver, as appropriate, substantially in the form of Exhibit J or Exhibit K attached hereto; and

            (g) Each of the warranties and representations set forth in section 10.2 hereof has been reaffirmed with respect thereto at the time the most recent Schedule of Inventory was provided to the Agent.

      "Environmental Indemnity and Compliance Agreement" shall mean the Ratification of Environmental Compliance and Indemnity Agreement of even date herewith by the Borrower in favor of the Agent for the Lenders.

      "Environmental Laws" shall mean (i) the following United States laws:
CERCLA, EPA, RCRA, OSHA, SARA, (ii) the following Ontario, Canada laws:
Environmental Bill of Rights (1993), Environmental Protection Act, Ontario Water Resources Act, Gasoline Handling Act and Occupational Health and Safety Act, (iii) the following Quebec, Canada laws: Environmental Quality Act, The Pesticides Act, An Act Respecting the Ministere de l'Environment, An Act Respecting the Conseil de la Conservation et l'Environment, An Act Respecting the Communaute Urbaine de Montreal, An Act Respecting Land Use, Planning and Development and An Act Respecting the Use of Petroleum Products, (iv) the following Canadian Federal laws: Canadian Environmental Protection Act and Hazardous Materials Information Review Act, and (v) and all other federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to omission, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

      "Equipment" shall mean all goods of the Borrower, other than Inventory, including, without limitation, all machinery, equipment, motor vehicles, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description now or hereafter owned by the Borrower or in which the Borrower may have or may hereafter acquire any interest, located at, upon or about, or attached to, any place of business of the Borrower or at any other location, and all improvements, accessions or appurtenances thereto.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "Eurodollar Business Day" means a day on which commercial banks and foreign exchange markets settle payments in New York City and on which dealings in United States dollars are carried on in the London interbank market.

      "Event of Default" shall have the meaning specified in section 13 hereof.

      "Financials" shall mean the consolidated balance sheet, consolidated statements of income and shareholders' equity and consolidated statements of cash flows of the Borrower as at and for the fiscal years ended September 30, 1994 and 1995 and all other financial statements or information of the Borrower which have been previously delivered by the Borrower to the Agent.

      "First Union" shall mean First Union National Bank of Florida, with principal offices at 225 Water Street, Jacksonville, Florida.

      "First Union-NC" shall mean First Union National Bank of North Carolina, with principal offices at 301 South College Street, Charlotte, North Carolina 28288-0737

      "Fixed Charges" shall mean, for any period, the aggregate of Borrower's interest expense, non-financed Capital Expenditures, including those made with proceeds from the Revolving Credit Loans and not subsequently refinanced within the applicable period (including, to the extent not otherwise included in Fixed Charges, payments under Capital Leases), scheduled payments of principal on all Indebtedness for borrowed money during such period, and payments of all taxes on or measured by income, all determined in accordance with GAAP less, for any period ending on or before September 30, 1997, the amount of Capital Expenditures relating to the construction of the Heathrow Facility, made during the twelve month period immediately preceding the last day of such period.

      "Foreign Exchange Agreement" shall mean the Foreign Exchange Agreement of even date herewith among FUCC and the Borrower, as such agreement may be amended, restated or otherwise modified from time to time hereafter.

      "Foreign Exchange Contract" shall mean an agreement to purchase spot or forward foreign exchange entered into by First Union-NC for the account of the Borrower pursuant to the terms of the Foreign Exchange Agreement.

      "Foreign Exchange Facility" shall mean the foreign exchange facility pursuant to the Foreign Exchange Agreement.

      "FUCC" shall mean First Union Commercial Corporation, a North Carolina Corporation.

      "Funded Debt" shall mean (i) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the Borrower for a period or periods more than one year from the date of origin thereof), including all payments in respect thereof which are required to be made within one year from the date of any determination of Funded Debt, whether or not included in the Financials or in the financial statements to be delivered to the Agent pursuant to any of the provisions hereof, (ii) all Capitalized Lease Obligations, and (iii) all guarantees by the Borrower of debt of other Persons of the type described in clause (i) of this definition.

      "General Intangibles" shall mean all general intangibles as that term is defined in the UCC, now existing or hereafter owned or acquired or arising or in which the Borrower now has or hereafter acquires any rights, including, without limitation, causes of action, corporate or business records, inventions, designs, patents, patent applications, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties, tax refund claims, rights and claims against carriers and shippers, leases, claims under insurance policies, all rights to indemnification and all other intangible personal property of every kind and nature other than Accounts.

      "GAAP" shall mean generally accepted accounting principles consistently applied and maintained on a basis for the Borrower throughout the period indicated and consistent with the prior financial practice of the Borrower as reflected in the Financials.

      "Hazardous Material" shall mean any pollutants, contaminants, chemicals, or industrial, toxic or hazardous substance or material defined as such in (or for purposes of) the Environmental Laws, including, without limitation, any waste constituents coming within the definition or list of hazardous substances in 40 C.F.R. 261.1 through 261.33.

      "Heathrow Facility" shall mean 195 International Parkway, Heathrow, Florida 32746.

      "Indebtedness" shall mean all liabilities, obligations and indebtedness of the Borrower of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from the Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

            (a) All obligations or liabilities of any Person that are secured by any Lien upon property owned by the Borrower, even though the Borrower has not assumed or become liable for the payment thereof;

            (b) All obligations or liabilities created or arising under any lease (including but not limited to any Capital Lease) of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

            (c)         All unfunded pension fund obligations and liabilities;

            (d) All the Borrower's obligations or liabilities under guarantees of Indebtedness;

            (e)         Deferred taxes;

            (f)         All Subordinated Debt; and

            (g)         All Obligations.

      "Intercreditor Agreement" shall mean the Intercreditor Agreement of even date with this Agreement by and between FUCC, Bank of Boston and NBC.

      "Interest Charges" shall mean for any period all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

      "Interest Rate Election Notice" shall mean a notice described in section 2.5(c) hereof.

      "Interest Rate Swap Agreement" shall mean the ISDA Master Agreement, including all schedules, confirmations and exhibits thereto, entered into as of May 12, 1994 between First Union-NC and the Borrower, as such agreement may be amended, restated or otherwise modified from time to time hereafter.

      "Inventory" shall mean all "Inventory", as that term is defined in the UCC, of the Borrower wherever located, including, without limitation, all parts, products, goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, findings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of the Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which the Borrower now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of the Borrower or is held by the Borrower or by others for the Borrower's account, and any returns upon any Accounts and other proceeds, resulting from the sale or disposition of any of the foregoing;

      "Leases" shall collectively mean those certain leases described in Exhibit B attached hereto and made a part hereof, and all amendments, extensions, renewals and modifications thereto.

      "Lenders" shall mean FUCC, Bank of Boston and NBC.

      "Lessor(s)" shall mean each of the lessors under the Leases described on Exhibit B.

      "Letters of Credit" shall mean Stand-by Letters of Credit and Trade Letters of Credit.

      "Letter of Credit Agreement" shall mean the Application And Agreement For Irrevocable [Stand-by] [Commercial] Letter of Credit (and the Commercial Credit Agreement which is attached to and a part thereof, with appropriate modifications thereto to indicate that any Letter of Credit issued thereunder is to be issued pursuant to, and subject to the terms and condition of, this Agreement) of even date herewith between First Union and the Borrower, the form of which is attached hereto as Exhibit D.

      "Letter of Credit Obligations" shall mean all outstanding obligations incurred by First Union at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance by First Union of Letters of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by First Union thereupon or pursuant thereto.

      "LIBOR Loan" shall mean, at any time, any outstanding Loan or portion thereof that bears interest at the Adjusted LIBOR Rate at such time.

      "LIBOR Period" shall mean the period commencing on the date a LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter; provided that (a) no LIBOR Period may extend beyond the Commitment Termination Date, and (b) if a LIBOR Period would end on a day which is not a Eurodollar Business Day, such LIBOR Period shall be extended to the next Eurodollar Business Day unless, in the case of a LIBOR Loan, such Eurodollar Business Day would fall in the next calendar month, in which event such LIBOR Period shall end on the immediately preceding Eurodollar Business Day.

      "LIBOR Rate" means, for any LIBOR Period, the amount obtained by dividing (a) the interest rate per annum for deposits in U.S. Dollars which appears on the Telerate Page 3750 as of 11:00 A.M. London time, on the day that is two London Banking Days preceding the first day of such LIBOR Period for a period equal to such LIBOR Period by (b) the percentage equal to One Hundred Percent (100%) (expressed as a decimal fraction) minus the Reserve Requirement for such LIBOR Period; provided, however, that if such rate does not so appear on the Telerate Page 3750, then "LIBOR Rate" means, for any LIBOR Period, the amount obtained by dividing (x) the interest rate per annum at which deposits in U.S. Dollars are offered by the Reference Banks (in the manner determined below) to prime banks in the London interbank market at approximately 11:00 A.M., London time on the day that is two London Banking Days preceding the first day of such LIBOR Period for a period equal to such LIBOR Period and in an amount substantially equal to the amount of such LIBOR Loan to be outstanding during such LIBOR Period by (y) the percentage equal to One Hundred Percent (100%) (expressed as a decimal fraction) minus the Reserve Requirement for such LIBOR Period. In determining the interest rate per annum in clause (x) above: (i) the Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate and if at least two such quotations are provided, such rate will be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations are provided as requested, such rate in clause (x) above will instead be equal to the arithmetic mean of the interest rates per annum quoted by major banks in New York City, selected by the Agent at approximately 11:00 A.M., New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Period for loans in U.S. Dollars to leading European banks for a period equal to such LIBOR Period and in an amount substantially equal to the amount of such LIBOR Loan to be outstanding during such LIBOR Period. Each calculation by the Agent of the applicable LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

      "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction).

      "Loans" shall mean and refer to the Revolving Credit Loans and the Term Loan.

      "Loan Documents" shall mean and collectively refer to this Agreement, the Term Loan Agreement, the Mortgages, the Notes, the Letter of Credit Agree-ment, the Foreign Exchange Agreement, all Foreign Exchange Contracts, the Interest Rate Swap Agreement, the Environmental Indemnity and Compliance Agreement, the Intercreditor Agreement and all Supplemental Documentation and any and all agreements, instruments and documents, including, without limita-tion, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or in behalf of the Borrower and/or delivered to Lenders, First Union, or First Union-NC with respect to this Agreement, or with respect to the transactions contemplated by this Agreement, together with any amendments, modifications, restatements and supplements thereto, and any renewals or extensions thereof, in whole or in part.

      "Mass Market Accounts" shall mean those Accounts listed on Schedule 1 attached hereto, as the same may be supplemented from time to time by the Borrower with the prior approval of Agent which it may give or withhold in its sole discretion.

      "Mortgages" shall collectively mean the Mortgages encumbering each of the Sites described in Schedules I through XII attached hereto, together with any amendments, modifications, restatements and supplements thereto, and any renewals or extensions thereof, in whole or in part.

      "Mortgaged Property" shall mean all of the real property of DTC described on Schedules I through XI attached hereto, together with all personal property of such parties located on or used in connection with such real property, and all of the real property of DTI described on Schedule XII, all of which are encumbered by the Mortgages.

      "NationsBanc Lease" shall mean the Master Equipment Lease Agreement between DTC and NationsBanc Leasing Corporation dated January 12, 1996 numbered Lease Number 02262-00300.

      "NBC" shall mean National Bank of Canada, a Canadian chartered bank, and having an office at 125 West 55th Street, New York, New York 10019.

      "Net Income" shall mean for any period the gross revenues of the Borrower and the Subsidiaries for such period less all expenses and other proper charges (including taxes on or measured by income), determined in accordance with GAAP consistently applied but excluding in any event:

            (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

            (b)   the proceeds of any life insurance policy;

            (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

            (d) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;

            (e) net earnings and losses of any Person (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

            (f) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions;

            (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable under applicable law or otherwise for payment of dividends to the Borrower or any other Subsidiary, except for temporary restrictions imposed by Mexican law on dividends of Dixon-Mexico due to short-term borrowings of Dixon-Mexico;

            (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

            (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

            (j) any gain arising from the acquisition of any Stock of the Borrower or any Subsidiary.

      "Non-Dated Accounts" shall mean Accounts which are not Educational Supplies Distributor Accounts or Mass Market Accounts.

      "Notes" shall mean the Revolving Credit Notes and the Term Notes.

      "Obligations" shall mean and include the Loans, the obligations of the Borrower under this Agreement, the Term Loan Agreement, the Notes, the Mortgages, the Foreign Exchange Agreement, the Foreign Exchange Contracts, the Interest Rate Swap Agreement or the other Loan Documents, and all other loans, advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Agent, Lenders, or any of them, First Union and/or First Union-NC, of any kind or nature, whether or not evidenced by any note, guaranty or other instrument, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, but without limitation, all interest, charges, expenses, fees, attorneys' and paralegals' fees and any other sums chargeable to the Borrower by the Agent, Lenders, or any of them, First Union or First Union-NC under this Agreement or any of the other Loan Documents. The term also includes, but without limitation, the obligations of the Borrower under the Interest Rate Swap Agreement for any and all "Loss", "Settlement Amount" and "Unpaid Amounts" as such terms are defined in the Interest Rate Swap Agreement.

      "OSHA" shall mean the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "Overadvance" shall have the meaning specified in Exhibit A attached hereto.

      "Permitted Liens" shall mean any of the following Liens securing any Indebtedness on the Borrower's property, real or personal, whether now owned or hereafter acquired:

            (a) Liens of carriers, warehousers, mechanics and materialmen incurred in the ordinary course of business for sums not overdue or being contested in good faith and with due diligence by appropriate proceedings;

            (b) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits entered into in the ordinary course of business;

            (c) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or which are being contested in good faith and with due diligence by appropriate proceedings but do not, in the Agent's sole judgment, materially adversely affect the Agent's rights or the priority of such Liens, and, if reasonably requested by the Agent, the Borrower shall establish reserves satisfactory to the Agent with respect thereto;

            (d) Liens placed upon fixed assets hereafter acquired at the time of, or within ten (10) days after, the acquisition thereof to secure a portion of the purchase price thereof, provided (i) any such Lien shall not encumber any other property of the Borrower, (ii) any such Lien shall not exceed 100% of the purchase price of such fixed assets, and (iii) the aggregate amount of indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year, when added to the amount of Capital Expenditures made during such fiscal year, shall not exceed the amount specified in section 8.18 hereof. Notwithstanding the foregoing, the Borrower shall not be permitted to encumber any after-acquired real property unless the mortgagee thereof enters into an agreement in form and substance acceptable to the Agent and its counsel providing the Agent with, inter alia, notices of default under such mortgage and the opportunity to cure such defaults; and

            (e) Liens existing on the date hereof and set forth on Exhibit G attached hereto.

      "Permitted Title Exceptions" shall have the same meaning assigned to it as in each of the Mortgages with respect to the Mortgaged Property described therein.

      "Person" shall mean a corporation, an association, a partnership, a joint venture, a joint stock company, a trust, an organization, a business, an individual or a government or political subdivision thereof or any government agency, or any other form of entity.

      "Prime Rate" shall mean the interest rate publicly announced from time to time by First Union-NC to be its prime rate. First Union-NC lends at rates both above and below its Prime Rate. In the event that First Union-NC shall abolish or abandon the practice of announcing its Prime Rate or should the same be unascertainable, the Prime Rate under this Agreement and the other Loan Documents shall be the interest rate designated and identified as the prime rate published in the most recent edition of The Charlotte Edition of The Wall Street Journal in its "Money Rates" table and defined therein as the base rate on corporate loans at large U.S. money center commercial banks, and if more than one such rate is reported on any date, the higher or highest (if more than two) of such rates shall constitute the Prime Rate herein.

      "Prime Rate Loan" shall mean, at any time, any outstanding Loan or portion thereof that bears interest at the Adjusted Prime Rate at such time.

      "Pro Forma Debt Coverage Ratio" shall mean, at any date, EBITDA for the twelve-month period immediately preceding such date, divided by the sum of (a) the amount of principal and interest payments due under the Subordinated Debt for the twelve months next succeeding such date, and (b) the aggregate amount of cash paid for taxes, Capital Expenditures and principal and interest payments due on Indebtedness other than the Subordinated Debt, all for such preceding twelve-month period.

      "RCRA" shall mean the Resource Conservation and Recovery Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "Reference Banks" means four prime banks in the London interbank market.

      "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Reportable Event" shall have the meaning specified in section 6.10 hereof.

      "Required Lenders" shall mean, at any date, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Revolving Credit Commitment percentages aggregate at least sixty-six and two thirds percent (66-2/3%).

      "Reserve Requirement" shall mean, for any LIBOR Loan for any LIBOR Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Period under Regulation D by the Lenders, or any of them, or First Union against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Lenders, or any of them, or First Union from time to time under Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lenders, or any of them, or First Union against (a) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined; or (b) any category of extension of credit or other assets that includes LIBOR Loans.

      "Revolving Credit Commitment" shall mean the commitments of each of the Lenders pursuant to section 2.1 hereof to make the Revolving Credit Loans to the Borrower, to wit: FUCC, $20,133,000 or 50.3325% of the Revolving Credit Loans; Bank of Boston, $13,250,000 or 33.125% of the Revolving Credit Loans; and NBC, $6,617,000 or 16.5425% of the Revolving Credit Loans.

      "Revolving Credit Loans" shall mean the revolving credit loans made by Lenders to Borrower pursuant to the Revolving Line of Credit.

      "Revolving Credit Notes" shall mean the promissory notes of Borrower, substantially in the forms of Exhibits F-1, F-2 and F-3 attached hereto, evidencing the Revolving Credit Loans, together with any amendments, modifications, restatements and supplements thereto, and any renewals or extensions thereof, in whole or in part.

      "Revolving Line of Credit" shall mean the revolving line of credit made available by the Lenders to the Borrower pursuant to section 2.1 hereof.

      "SARA" shall mean the Superfund Reauthorization and Amendments Act of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

      "Schedule of Accounts" shall mean a Schedule of Accounts in the form specified in section 9.3 hereof.

      "Schedule of Equipment" shall mean a Schedule of Equipment in the form specified in section 9.10 hereof.

      "Schedule of Inventory" shall mean a Schedule of Inventory in the form specified in section 9.6 hereof.

      "Solvent" shall mean, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

      "Stand-by Letter of Credit" shall mean a letter of credit issued by First Union for the account of Borrower payable in the event that Borrower fails to perform its obligations under an agreement with one or more third parties.

      "Stock" shall mean all shares, options, interests, partnerships or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

      "Stock Pledge Agreement" shall mean the Amended and Restated Stock Pledge and Security Agreement the form of which is attached hereto as Exhibit M.

      "Subordinated Debt" shall mean the 10.59% Senior Subordinated Notes of DTC due August 1, 1999 in the original principal amount of $20,000,000 payable to The Principal Mutual Life Insurance Company.

      "Subordinated Debt Amendment" shall mean that certain Agreement of even date herewith by and among the holders of the Subordinated Debt which amends the Subordinated Debt Loan Documents, in the form of Exhibit E attached hereto.

      "Subordinated Debt Loan Documents" shall mean the Note Agreement dated as of July 1, 1989 between DTC and the Subordinated Lenders, the Subordinated Debt Amendment, the Subordinated Notes issued pursuant thereto and all other documents evidencing, securing or otherwise related to the Subordinated Debt, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part.

      "Subordinated Lenders" shall mean the holders from time to time of the Subordinated Debt.

      "Subsidiary" shall mean any corporation, more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of which is at the time, directly or indirectly, owned by DTC or DTI and/or one or more Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

      "Supplemental Documentation" shall mean all agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages, deeds of trust, certificates of title and other written matter necessary or requested by the Agent to perfect and maintain perfected the Agent's security interest in the Collateral and to consummate the transactions contemplated by this Agreement and the other Loan Documents.

      "Tangible Net Worth" shall mean Book Net Worth, minus (a) the amount, if any, of the Borrower's intangible assets, including, without limitation, General Intangibles and any other asset which would be treated as an intangible under GAAP; (b) any indebtedness owed to the Borrower by any Affiliate or officer or director of the Borrower; (c) any write-up in the book value of any fixed asset resulting from a revaluation thereof at any time subsequent to the Closing Date; (d) the amount, if any, at which any shares of Stock of the Borrower appear on the asset side of its balance sheet, and (e) prepaid expenses.

      "Term" shall mean the term of this Agreement as specified in section
12.1 hereof.

      "Term Loan" shall mean the term loan made by the Lenders pursuant to the Term Loan Agreement.

      "Term Loan Agreement" shall mean the Amended and Restated Term Loan Agreement dated of even date herewith among Borrower, Agent and the Lenders pursuant to which Lenders are making the Term Loan.

      "Term Notes" shall mean the promissory notes of Borrower payable to the Lenders and evidencing the Term Loan.

      "Total Assets" shall mean all assets which would be shown on the asset side of a balance sheet prepared in accordance with GAAP.

      "Total Liabilities" shall mean all liabilities which would be shown on the liability side of a balance sheet prepared in accordance with GAAP.

      "Trade Letter of Credit" shall mean a documentary letter of credit issued by First Union with documents consigned to First Union for the account of Borrower for the purchase of Inventory, payable at sight to a supplier of Borrower.

      "Trademarks, Copyrights and Patents" shall mean all of the Borrower's right, title and interest in, to and under all trade names, trademarks, servicemarks, copyrights, patents, and other intellectual property, and all licenses and registrations of and applications for each of the foregoing, including, without limitation the names "Dixon Ticonderoga", "Prang", "ColorArt", "Ticonderoga" and "Dixon".

      "UCC" shall mean the Uniform Commercial Code as in effect from time to time and enacted in the State of Florida and in any other jurisdiction, as applicable.

      "United States" or "U.S." shall mean the United States of America, including its territories and possessions, and the District of Columbia.

            ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP; provided, however, that, (i) unless the context indicates otherwise, all accounting terms shall refer to the Borrower and the Subsidiaries on a consolidated basis, and (ii) in the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as the Borrower and Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

            OTHER TERMS. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the UCC as enacted in the State of Florida to the extent the same are used or defined therein.

SECTION 2 - THE LOANS; INTEREST; FEES; AND PROCEEDS OF THE LOANS

            REVOLVING LINE OF CREDIT. (a) Subject to all of the terms and conditions set forth in this Agreement and the other Loan Documents, the Lenders shall make a revolving line of credit available for the Borrower's use from time to time on and after the Closing Date and until the Commitment Termination Date. Pursuant to the Revolving Line of Credit, each Lender, provided there does not then exist a Declared Default and subject to section 2.3, upon the Borrower's request therefor, severally agrees that it will make Revolving Credit Loans to the Borrower, in accordance with and not in excess of such Lender's Revolving Credit Commitment, on a revolving credit basis, in an aggregate amount at any one time outstanding not to exceed, as to all Lenders, the lesser of (i) Forty Million U.S. Dollars ($40,000,000), or (ii) the Borrowing Base, less the amount of Letter of Credit Obligations, at such time.

            (a) Under the Revolving Line of Credit, the Borrower may borrow funds from the Lenders, may make payments thereof to the Lenders, and may reborrow funds from the Lenders, all in accordance with the provisions of this Agreement and the other Loan Documents.

            (b) To evidence the Revolving Credit Loans, the Borrower is executing and delivering the Revolving Credit Notes to the Lenders on the Closing Date which Revolving Credit Notes shall bear interest and be paid in accordance with and subject to the terms and conditions of this Agreement.

                  Letters of Credit. (a) Subject to all of the terms and conditions of this Agreement and the other Loan Documents, and provided there does not then exist an Event of Default or any event or condition which, with notice, lapse of time or the issuance of any Letter of Credit, would constitute an Event of Default, the Agent will cause First Union, upon the Borrower's written request therefor, to open, from time to time on and after the Closing Date until the Commitment Termination Date, Letters of Credit issued for the account of the Borrower. In no event shall Letters of Credit outstanding at any time hereunder exceed the lesser of either (i) the Borrowing Base less the amount of the outstanding Revolving Credit Loans or (ii) Two Million U.S. Dollars ($2,000,000) in the aggregate. Immediately upon issuance by First Union of any Letter of Credit in accordance with the procedures set forth in this section 2.1.1, each Lender shall be deemed to have irrevocably and uncon-ditionally purchased and received from First Union, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's pro rata share of the Revolving Credit Commitment, in such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to First Union under section 2.5.1) and any security therefor.

                        (b) Notwithstanding anything to the contrary set forth in this section 2.1.1, First Union shall not open any Letter of Credit having an expiry date which is later than the Commitment Termination Date or which is payable in a currency other than United States Dollars.

                        (c) In the event that First Union shall make any payment on, or pursuant to, any Letter of Credit, the Borrower shall be obligated to immediately reimburse First Union for any such payment. If the Borrower does not reimburse First Union on the same day that First Union makes any such payment, the unreimbursed portion of such payment shall be deemed to constitute Revolving Credit Loans made by the Lenders pursuant to section 2.1 hereof.

                        (d) In the event that any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrower will either (i) provide the Agent with a letter of credit or other guaranty of payment for all then outstanding Letters of Credit issued by First Union, satisfactory to the Lenders in their sole discretion, or (ii) pay to the Agent for the account of First Union cash in an amount equal to the maximum amount then available to be drawn under such Letters of Credit. All funds delivered to the Agent pursuant to this subsection (d) shall be held by First Union for the account of the Borrower.

            MAXIMUM REVOLVING CREDIT FACILITY.

            Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents but subject to the sublimits on borrowing contained in Exhibit A attached hereto, the aggregate amount of Revolving Credit Loans, Letter of Credit Obligations and Foreign Exchange Contracts shall not exceed Forty Million U.S. Dollars ($40,000,000) at any time outstanding less the aggregate amount, determined by the Agent in its sole discretion, of the obligations of the Borrower under the Interest Rate Swap Agreement for any and all "Loss", "Settlement Amount" and "Unpaid Amounts" as such terms are defined in the Interest Rate Swap Agreement.

            AVAILABILITY; BORROWING BASE CERTIFICATE. In no event shall the Lenders be required to make any Revolving Credit Loans nor shall First Union open any Letters of Credit if, after giving effect to such Revolving Credit Loans, the Availability is not a positive amount. If, at any time, the Availability is not a positive amount, the Borrower shall immediately either reduce the Obligations or increase the amount of Collateral in the Borrowing Base so that the Availability shall be a positive amount. All of the foregoing shall be calculated in accordance with a Borrowing Base Certificate.
 In determining Availability, the Agent shall, subject to the terms of section 17.8, have the right from time to time to establish and reestablish such reserves (in addition to those set forth in Exhibit A) against the Borrowing Base as it deems appropriate in its sole discretion.

            PROCEDURE FOR REVOLVING CREDIT BORROWINGS. The Borrower may borrow under the Revolving Line of Credit on any Business Day; provided, however, that Borrower shall give the Agent irrevocable verbal or facsimile notice, which notice must be received prior to 12:00 P.M., Miami, Florida time on the same Business Day that the Borrower requests funding of the Revolving Credit Loan and, if verbal, confirmed by a written request sent to Agent via facsimile prior to 4:00 P.M. on the same day, specifying, inter alia (a) the amount to be borrowed, and (b) the date on which the Borrower requests that such funding be made. Not later than 3:00 p.m. (Miami, Florida time) on Thursday of each week unless such Thursday is not a Business Day, in which case on the next succeeding Business Day, or on any other day as Agent may deem necessary in connection with any LIBOR Loan(s), the Agent shall give each Lender verbal or facsimile notice of the amount of such Lender's pro rata share of the Loans as of such date, less amounts previously made available to the Agent by such Lender and less applicable repayments made by the Borrower.
 Each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, the amount of such Lender's pro rata share of the Loans not later than 3:00 p.m. on the following Business Day. Such borrowing will be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate amount of the requested borrowing.

            INTEREST. Subject to the provisions of section 13.3 below, the Borrower shall pay interest to the Lenders on the principal amount of Revolving Credit Loans outstanding under this Agreement as described below.
In addition to interest due and payable under subsections (a) and (b) of this section and as provided elsewhere in this Agreement, all interest accrued on any Revolving Credit Loan shall be due and payable on each date when all or any amount of the unpaid principal balance of such Revolving Credit Loan shall be due (whether by maturity, optional or mandatory prepayment, acceleration, or otherwise).

            (a) Prime Rate Option. For Revolving Credit Loans which are Prime Rate Loans, interest shall be payable at the Adjusted Prime Rate. For Revolving Credit Loans which are Overadvances, interest shall be payable at the Adjusted Prime Rate plus one-half of one percent (0.5%) per annum. All changes in the rate of interest due to a change in the Prime Rate shall take effect on the same day on which the Prime Rate changes. Interest on Prime Rate Loans and Overadvances will be calculated on a daily basis (computed on the basis of actual days elapsed over a year of 360 days) and shall be calculated and be due and payable monthly in arrears on the first Business Day of each calendar month.

            (b) LIBOR Option. For Revolving Credit Loans which are LIBOR Loans, interest shall be payable at a rate per annum equal to the Adjusted LIBOR Rate. Interest on LIBOR Loans shall be due and payable monthly in arrears on the first Business Day of each calendar month, irrespective of the date upon which the applicable LIBOR Period ends.

            (c) Conversion of Rate Options. On the terms and subject to the conditions of this Agreement, the Borrower may elect (A) at any time to convert a Revolving Credit Loan which is a Prime Rate Loan into a LIBOR Loan, or (B) at the end of any LIBOR Period with respect to a LIBOR Loan, to convert such LIBOR Loan into a Prime Rate Loan or to renew such LIBOR Loan for an additional LIBOR Period. Except as set forth in subsection (d) of this section, Loans may be renewed or converted in whole or in part. Each such election shall be made by delivery to the Agent of an Interest Rate Election Notice prior to 10:00 a.m. (Charlotte, North Carolina, time) at least three
(3) Eurodollar Business Days prior to the effective date of any conversion to or renewal of a LIBOR Loan and at least one (1) Eurodollar Business Day prior to the effective date of any conversion to a Prime Rate Loan, specifying (1) the date of conversion or renewal (which date shall be a Eurodollar Business Day, and in the case of a conversion from a LIBOR Loan to a Prime Rate Loan, the last day of the LIBOR Period therefor); (2) the amount and type of conversion or renewal; and (3) the length of the applicable LIBOR Period. If, within the time period required under this section 2.5(c), the Agent shall not have received an Interest Rate Election Notice from the Borrower of an election to renew a LIBOR Loan for an additional LIBOR Period, then, upon the expiration of the LIBOR Period therefor, such LIBOR Loan shall be converted automatically to a Prime Rate Loan. Upon receipt of an Interest Rate Election notice from the Borrower, the Agent shall immediately notify the Lenders of any conversion or renewal, and the date(s) thereof.

            (d) Restrictions on LIBOR Option. Notwithstanding subsection (c) above, the right of the Borrower to elect the interest rate option applicable to any Loan or Loans shall be subject to the following restrictions:

                  (i) a continuation or conversion of a LIBOR Loan or any conversion of a Prime Rate Loan to a LIBOR Loan must be in an amount such that the aggregate amount of the succeeding LIBOR Loan made by the Lenders is a minimum of One Million Dollars ($1,000,000), or a higher integral multiple of Five Hundred Thousand Dollars ($500,000); provided, however, that (A) not more than two (2) tranches of at least One Million Dollars ($1,000,000) each of Revolving Credit Loans which are LIBOR Loans may be outstanding at any time, and (B) not more than one (1) tranche of at least One Million Dollars ($1,000,000) of the Term Loan which is a LIBOR Loan may be outstanding at any time.

                  (ii) no conversion of a Prime Rate Loan to a LIBOR Loan or continuation of a LIBOR Loan upon the expiration of the LIBOR Period therefor shall be permitted during the continuance of an Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

                  (iii) the Borrower may not elect an interest rate option for a LIBOR Loan with a LIBOR Period extending beyond the Commitment Termination Date;

                  (iv)  only the Term Loan and advances pursuant to section
            2.1 may be designated as LIBOR Loans;

                  (v) anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loan for any period:

                        A. the Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits are not being provided by the relevant Persons in the relevant amounts or for the relevant maturities for the purpose of determining the rate of interest for such LIBOR Loan under this Agreement; or

                        B. the Agent determines (which determination shall be conclusive absent manifest error) that the rate of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest on any LIBOR Loan for such period is determined does not accurately reflect the cost to the Lenders incurred in the London interbank market of making or maintaining such LIBOR Loan for such period, then the Agent shall give the Borrower prompt notice thereof, and, so long as such condition remains in effect, the Lenders shall be under no obligation to make further LIBOR Loans or to convert Prime Rate Loans into LIBOR Loans;

                        (vi) notwithstanding any other provision of this Agreement to the contrary, upon the occurrence and during the continuance of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, all LIBOR Loans then outstanding shall immediately and automatically be converted into Prime Rate Loans;

                        (vii) notwithstanding any other provision in this Agreement to the contrary, in the event that the Agent determines that it is unlawful for any of the Lenders (A) to honor their obligations to fund LIBOR Loans hereunder, or
                  (B) to maintain such LIBOR Loans hereunder, then the Agent shall promptly notify the Borrower thereof and the Lenders' obligation to fund LIBOR Loans and to convert any Prime Rate Loans into LIBOR Loans hereunder shall be suspended until such time as the Lenders may again make and maintain LIBOR Loans, and all LIBOR Loans shall be converted into Prime Rate Loans in accordance with this subsection (c); and

                        (viii) if any LIBOR Loans are to be converted pursuant
                  to clause (vii) of this subsection, the LIBOR Loans shall be automatically converted into Prime Rate Loans on the last day of the then current LIBOR Period for such LIBOR Loans and, unless and until the Agent gives notice to the Borrower that the circumstances specified in clause (vii) hereof which gave rise to such conversion no longer exist, all Loans which would otherwise be advanced by the Lenders as LIBOR Loans shall be advanced instead as Prime Rate Loans and all Loans which would otherwise be converted into LIBOR Loans shall be converted instead into (or shall remain as) Prime Rate Loans.

            (e) Additional Compensation for LIBOR Loans. Upon notice to the Borrower from the Agent, the Borrower shall pay to the Agent such amount as the Agent determines shall be sufficient to compensate the Lenders for any loss, cost or expense incurred as a result of:

                  (i) any payment of a LIBOR Loan on a date other than the last day of the LIBOR Period for such Loan, including, but not limited to, acceleration of the Loans by the Agent pursuant to section 13.2 hereof; or
                  (ii) any failure by the Borrower to borrow or convert a LIBOR Loan on the date for borrowing or converting, as the case may be, specified in the relevant notice under this section 2.5;

such compensation to include, without limitation, an amount equal to, if any,
(X) any loss sustained by any Lender(s) as a result of reinvesting or redeploying any amount prepaid at a rate lower than such Lender's cost of match funding such amount, calculated for the period consisting of the remainder of the relevant LIBOR period or (Y) any direct breakage or unwinding costs resulting from the liquidation of deposits that match funded any amount not borrowed for the duration of the relevant LIBOR Period. The Agent's determination of any such amounts, as specified in the Agent's notice to the Borrower, shall be conclusive absent bad faith or manifest error.

            (f) Payment of Additional Compensation. Any payment or prepayment of any LIBOR Loan, in whole or in part, made otherwise than on the last day of the applicable LIBOR Period shall be accompanied by such sums as necessary to compensate the Lenders as provided in subsection (e) hereof, as the Agent may upon request advise the Borrower; provided, however, that any estimate communicated by the Agent to the Borrower of the losses, costs and expenses resulting from such payment or prepayment shall not be binding upon the Lenders, who will subsequently adjust the estimated amount as determined pursuant to subsection (e) hereof. Each such payment or prepayment shall be applied first to reimburse the Lenders for any losses sustained by the Lenders as provided in subsection (e) hereof.

            Letter of Credit Fees. As additional consideration for First Union's issuing Letters of Credit for the Borrower's account, and in addition to the letter of credit and administrative fees and charges normally charged from time to time by First Union, the Borrower agrees to pay to the Agent, on behalf of Lenders and in proportion to their respective pro rata shares of the Revolving Credit Commitment, Letter of Credit issuance fees equal to one percent (1.0%) per annum of the face amount of such Letters of Credit issued from time to time during the Term plus, on behalf of First Union, all other customary fees and charges from time to time imposed by First Union in letter of credit transactions. Such fees shall be earned and due and payable upon the issuance of each Letter of Credit and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

            LOAN CLOSING/COMMITMENT FEE. As additional consideration for the Loans extended to Borrower hereunder, Borrower agrees to pay to the Agent, on behalf of Lenders, on the Closing Date a loan closing and commitment fee in the aggregate amount of Seventy-Five Thousand U.S. Dollars ($75,000). The loan closing fee provided for herein shall compensate the Lenders for the costs associated with the structuring, processing, approval and closing of the transactions contemplated by this Agreement and the Lenders' commitments to make the Revolving Credit Loans hereunder, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any expenses for which the Borrower has agreed to reimburse the Lenders pursuant to section 15 hereof. The loan closing and commitment fee shall be fully earned upon the execution of this Agreement by the Borrower, and shall not be subject to proration or rebate upon the termination of this Agreement for any reason. The $90,000 annual installment of the loan closing and commitment fee which is owing to FUCC and due on May 12, 1996, all pursuant to the Existing Credit Agreement, is reduced to $25,000.

            UNUSED LINE FEE. As additional consideration for the Revolving Credit Commitment extended to the Borrower hereunder, and in addition to all other amounts due hereunder, the Borrower agrees to pay to the Agent, on behalf of Lenders an unused line fee equal to one-quarter of one percent (1/4%) of the amount of the Revolving Line of Credit which is unused (calculated on the average unused amount for the preceding ninety (90) day period), which unused line fee shall be due and payable on each April 1, July 1, October 1 and January 1 throughout the Term.

            ONE LOAN. All Loans and Letters of Credit Obligations by the Lenders under this Agreement and the other Loan Documents shall constitute one general obligation of the Borrower and, except as may be otherwise provided in any of the Loan Documents, shall be secured by the Agent's Liens upon all of the Collateral granted hereunder, under the Mortgages or under the other Loan Documents, and by all other Liens heretofore, now, or at any time or times hereafter granted by the Borrower to the Agent.

            LOAN PURPOSES. The Borrower shall use the proceeds of the Revolving Credit Loans for the Borrower's working capital needs, which uses shall only be for legal and proper corporate purposes (duly authorized by the Borrower's Board of Directors) which are consistent with all applicable laws and statutes.

            OPTIONAL PREPAYMENT. The Borrower shall have the right at any time, on 90 days' prior written notice to Agent, to voluntarily prepay the entire principal balance of the Loans then outstanding, and, upon such prepayment, (a) Borrower's right to receive advances under the Revolving Credit Loans and obtain the issuance of Letters of Credit hereunder shall simultaneously terminate and (b) if prepaid during the first two years of the Term using funds which are not internally generated or proceeds of a public offering of the Borrower's Stock, the Borrower shall pay to the Lenders a prepayment fee equal to either one percent (1%), if such prepayment occurs during the first year of the Term, or one-half of one percent (.5%) if such prepayment occurs during the second year of the Term, of the average aggregate outstanding principal balance of the Loans during the twelve (12) month period preceding such prepayment.

            AGENCY FEE. In order to compensate the Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Agent, for its own account, on each anniversary of the Closing Date, an agency fee in an amount equal to one eighth of one percent (.125%) of the aggregate Revolving Credit Commitment amount.

              Reserves and Settlement for Foreign Exchange. Upon instruc-tions from FUCC or Borrower, and provided that no monetary Event of Default shall then exist, the Agent shall make advances under the Revolving Line of Credit in amounts necessary to cover settlements of Foreign Exchange Contracts, subject, in each such case, to there existing, at the time such advance would be required hereunder, a sufficient amount of Availability to cover such advances. As provided in Exhibit A attached hereto, an amount equal to one hundred percent (100%) of the total value of Spot (as defined in the Foreign Exchange Agreement) transactions outstanding at any given time under the Foreign Exchange Facility shall be reserved against the Borrowing Base. An amount equal to twenty percent (20%) of the total value of Forward (as defined in the Foreign Exchange Agreement) transactions outstanding at any given time under the Foreign Exchange Facility shall be reserved against the Borrowing Base until two (2) days prior to the value date, at which time the reserve shall be one hundred percent (100%).

            YIELD-PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

            (a) subjects any Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxa-tion of the overall net income of any Lender) or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

            (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Loans), or

            (c) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining loans or reduces any amount receivable by any Lender in connection with loans, or requires any Lender to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender,then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Revolving Credit Commitment.

            CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital re-quired or expected to be maintained by any Lender or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      LENDER STATEMENTS: SURVIVAL OF INDEMNITY. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under sections 2.13 or 2.14. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under sections 2.13 and 2.14 shall survive payment of the Obligations and termination of this Agreement.

SECTION 3 - PAYMENTS

      PAYMENTS. All Obligations of the Borrower to the Lenders shall be repayable to the Agent at the address set forth in section 16.3 hereof or at such other place or places as each Lender may designate from time to time. That portion of the Obligations consisting of:

            (a) Principal, payable on account of Revolving Credit Loans, shall be payable by the Borrower to the Agent immediately (i) upon the earlier of (A) the Commitment Termination Date, or (B) to the extent of any collections with respect to any proceeds of any Collateral, the receipt of said collections, or (ii) to the extent that the amount of the Revolving Credit Loans (including any Overadvances) and Letters of Credit outstanding exceed the amounts which the Borrower may request under the Revolving Line of Credit;

            (b) Interest, payable pursuant to this Agreement or any of the other Loan Documents, shall be payable on the earlier of (i) in arrears, as provided in section 2.5, or (ii) the Commitment Termination Date;

            (c) Costs, fees and expenses payable pursuant to this Agreement or the other Loan Documents shall be payable by the Borrower to the Agent or to such other Person designated by the Agent in writing on demand; and

            (d) The balance of the Obligations, if any, shall be payable by the Borrower to the Lenders as and when provided in this Agreement or the other Loan Documents.

      With respect to any sums due and payable by the Borrower to the Lenders pursuant to subsections (b) through (d) above, the Borrower authorizes and directs the Agent, at its option, to cause such sums to be paid on their respective due dates by charging such payment as a Revolving Credit Loan on the Borrower's behalf as of such day.

            RECEIPT OF PAYMENTS. In the event the Borrower (or any of its Affiliates, directors, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment relating to and/or constituting proceeds of the Collateral, the Borrower agrees with the Lenders as follows:

            (a) The Borrower shall hold all items of payment in trust for the Lenders and as the property of the Lenders, separate from the funds of the Borrower, and no later than the first Business Day following the receipt thereof, the Borrower shall deposit the same or cause the same to be deposited in kind, in special accounts of the Borrower established by the Borrower at First Union, over which the Agent shall have sole and exclusive access and control for withdrawal purposes ("Blocked Accounts") for application on account of the Obligations as provided in section 3.4 hereof; provided, however, that from and after the establishment by the Agent of depository accounts or "lock-boxes" in the Agent's name in a bank or banks for the deposit of such items of payment ("Depository Accounts"), the Borrower shall deposit such items of payment or cause the same to be deposited, in kind, in such Depository Accounts in lieu of depositing the same to the Blocked Accounts, for application on account of the Obligations as provided in section
3.4 hereof; provided further, however, that promptly following the Closing, the Borrower will establish a new account with CIBC (or with any other Canadian bank acceptable to the Agent in its sole discretion which is willing to enter into a Sweep Account Security Agreement substantially in the form attached hereto as Exhibit N) entitled "First Union Commercial Corporation, as Agent, Accounts Receivable Collection Account for Dixon Ticonderoga, Inc." (hereinafter called the "Canadian Sweep Account") into which the Borrower will deposit all collections with respect to Canadian Accounts of the Borrower, which Canadian Sweep Account will be opened with the Borrower's irrevocable instructions to transfer, when instructed to do so by the Agent, to the Agent's account at First Union all funds on deposit in the Canadian Sweep Account in excess of a maximum balance to be maintained therein of $200,000 (Canadian) with respect to the Canadian Sweep Account; provided, however, that unless otherwise requested in writing by the Agent, no such transfer shall be required unless the amount on deposit in the Canadian Sweep Account is at least $300,000 (Canadian);

            (b) When, and as frequently as, requested by the Agent, the Borrower shall forward to the Agent deposit slips related to all such items of payment received by the Borrower and, if requested by the Agent, copies of such checks and other items, together with a statement showing the application of that portion of such items of payment relating to payment on Accounts to outstanding Accounts and a collection report with regard thereto in form and substance satisfactory to the Agent;

            (c) All such items of payment shall be the sole and exclusive property of the Agent, on behalf of Lenders, immediately upon the earlier of receipt of such items by the Agent or the receipt of such items by the Borrower;

            (d) For the purpose of computing interest hereunder, all such items of payment shall be deemed applied by the Agent on account of the Obligations upon the earlier of (i) upon receipt by the Agent in Miami, Florida, or Charlotte, North Carolina, if received in immediately available funds by federal funds bank wire transfer, or (ii) one (1) Business Day, after receipt by the Agent in Miami, Florida, or Charlotte, North Carolina, if received by any other method of payment; and

            (e) No such item received by the Agent shall constitute payment to the Lenders unless such item is actually collected by the Agent's depository bank and such collection is credited to the Agent's account. Notwithstanding anything to the contrary herein, each such item of payment shall, solely for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by the Agent, unless the same is subsequently dishonored for any reason whatsoever.

            COLLECTIONS; AGENT'S RIGHTS TO NOTIFY ACCOUNT DEBTORS AND TO ENDORSE THE BORROWER'S NAME. The Borrower hereby authorizes the Agent to
(a) open the Borrower's mail and collect any and all amounts due to the Borrower from Account Debtors; (b) notify any or all Account Debtors that the Accounts have been assigned to the Agent and that the Agent has a security interest therein; and (c) direct such Account Debtors to make all payments due from them to the Borrower upon the Accounts directly to the Agent or to a lock-box designated by the Agent. The Agent shall promptly furnish the Borrower with a copy of any such notice sent and the Borrower hereby agrees that any such notice, in the Agent's sole discretion, may be sent on the Borrower's stationery, in which event the Borrower shall co-sign such notice with the Agent. The Borrower irrevocably makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to endorse the Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into any Lender's possession or control.

            APPLICATION OF PAYMENTS AND COLLECTIONS. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by the Agent from or on behalf of the Borrower, and the Borrower does hereby irrevocably agree that the Agent shall have the continuing exclusive right to apply and to reapply any and all such payments and collections received at any time or times hereafter by the Agent or its agent against the Obligations which are due and payable at the time of such application, in such manner as the Agent, in its sole discretion, may determine, notwithstanding any entry by the Agent upon any of its books and records.

            STATEMENT OF ACCOUNT. The Agent shall provide the Borrower with a statement of account on a monthly basis and each statement of account which is delivered by the Agent to the Borrower and which relates to the Obligations shall be presumed correct and accurate, shall constitute an account stated between the Borrower and the Agent, and shall be deemed correct and conclusively binding upon the Borrower and the Agent, unless thereafter waived in writing by the Agent or unless, within ten (10) days after the Borrower's receipt of such statement, the Borrower delivers to the Agent, in the manner set forth in section 16.3 hereof, written objection thereto specifying the error or errors, if any, contained in any such statements.


SECTION 4 - SECURITY FOR THE OBLIGATIONS

            SECURITY INTEREST IN THE COLLATERAL. To secure the prompt payment and performance of all of the Obligations, the Borrower hereby pledges and assigns to the Agent, as agent and for the account of the Lenders and First Union-NC, and grants to the Agent, as agent and for the account of the Lenders and First Union-NC, a Lien and continuing general security interest in and to each of the assets, property and interests in property of the Borrower, whether now owned or existing or at any time hereafter acquired, arising or created, wherever located, including, without limitation, the following:

            (a)   all Blocked Accounts and Depository Accounts;

            (b)         the Equipment;

            (c)         the Accounts;

            (d)         the Inventory;

            (e)         the General Intangibles;

            (f)         the Leases;

            (g)         the Trademarks, Copyrights and Patents;

            (h)         the Mortgaged Property; and

            (i) proceeds and products of any and all of the foregoing, including insurance proceeds thereof.

      Such Liens and security interests shall give the Agent, as agent and for the account of the Lenders and First Union-NC, continuing Liens in, on and to all of the Collateral, and the proceeds and products thereof and thereto, and any replacements, additions, accessions or substitutions thereof, including, without limitation, the proceeds of insurance covering the Collateral.

            DISCLOSURE OF SECURITY INTEREST. The Borrower shall make appropriate entries upon its financial statements and its books and records disclosing the Agents's Liens and security interests in the Collateral.

            SUPPLEMENTAL DOCUMENTATION. At the Agent's request, the Borrower shall execute and/or deliver to the Agent, at any time or times hereafter, all Supplemental Documentation that the Agent may request, in form and substance acceptable to the Agent, and pay all charges, expenses and fees the Agent may incur in filing any of the Supplemental Documentation, and all taxes relating thereto. Supplemental Documents to be delivered on the Closing Date shall specifically include certificates of title to each vehicle comprising a part of the Collateral and listed on Schedule 4.3 hereto, together with duly executed applications for submission to the appropriate state authorities regulating the reissuance of such titles with the Agent's Lien noted thereon.
 The Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Agent, in its sole discre-tion, may elect. The Borrower ratifies and approves all acts of such attorney and agrees that such power is irrevocable so long as any Obligations of the Borrower are outstanding. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or a financing statement is sufficient as a financing statement and may be filed by the Agent in any filing office.

      INSPECTION. The Agent and the Lenders (by any of their respective officers, employees and agents) shall have the right, at any reasonable time or times during the Borrower's usual business hours, to inspect the Collateral, all records related thereto (and to make extracts from such records), and the premises upon which any of the Collateral is located, to request information relating to the Borrower from any Person and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral; provided, however, that such right shall not be independently exercised by any of the Lenders unless, despite reasonable attempts to exercise such right through, or coordinate the exercise of such right with, the Agent, such Lender(s) have been unable to exercise such right.
 The Agent may, at any time upon and after the occurrence of an Event of Default and during the continuance thereof, employ and maintain in the Borrower's premises custodians selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's interest. All expenses incurred by the Agent by reason of the employment of such custodians shall be paid by the Borrower, added to the Obligations and secured by the Collateral.

            CROSS-COLLATERALIZATION. The Collateral and all other collateral which the Agent may at any time acquire from any other source in connection with the Obligations shall constitute cross-collateral for all Obligations without apportionment or designation as to particular Obligations, and all Obligations, howsoever and whensoever incurred, shall be secured by all of the Collateral, howsoever and whensoever acquired, and, subject to the terms of the Intercreditor Agreement, the Agent shall have the right, in its sole discretion and in accordance with section 14.2, to determine the order in which the Agent's rights in or remedies against the Collateral are to be exercised and which types of the Collateral or which portions of the Collateral are to be proceeded against and the order of application of proceeds of the Collateral as against particular Obligations.


SECTION 5 - CLOSING; CONDITIONS OF CLOSING.

            CLOSING. The closing hereunder shall take place on the date and at the time of the execution of this Agreement, or at such other time as the parties hereto shall mutually agree.

            CONDITIONS OF LOANS AND LETTERS OF CREDIT. Without limiting in any manner the other rights of the Agent and the Lenders pertaining to the Revolving Credit Loans made by the Lenders or the issuance of any Letters of Credit, as provided for in this Agreement, the obligation of the Lenders to make any Revolving Credit Loans or of the Agent to cause First Union to issue any Letters of Credit under this Agreement is subject to: (i) the accuracy and correctness of the representations and warranties of the Borrower contained herein and in the other Loan Documents and in any certificate delivered pursuant to this Agreement or the other Loan Documents; (ii) the performance by the Borrower of its agreements contained herein and in the other Loan Documents; and (iii) the satisfaction of all of the following conditions:

            (a) Revolving Credit Notes. The Revolving Credit Notes, in form and substance satisfactory to the Lenders and their special counsel, shall have been duly authorized, executed and delivered by the Borrower, shall be in full force and effect and no default shall exist thereunder.

            (b) Uniform Commercial Code Financing Statements and Comparable Canadian Filings. All filings of UCC financing statements (and comparable Canadian filings with the Registrar pursuant to the Personal Property Security Act (Ontario) and the Registre des Droits Personnels et Reels Mobiliers pursuant to the Civil Code of Quebec) and all other filings or recordations necessary to perfect the Liens of the Agent in the Collateral shall have been filed or recorded or delivered to the title company(ies) selected by the Agent for such filings and recordations and, with respect to filed financing statements, confirmation thereof received by the Agent in a form acceptable to the Agent that such security interests constitute valid and perfected first priority Liens therein subject only to Permitted Liens.

            (c) General Intangibles. The Borrower shall have executed and delivered to the Agent, as additional security for the Obligations, a duly executed and acknowledged collateral assignment of all of the Trademarks, Copyrights and Patents, in the form of Exhibit H attached hereto and in proper form for filing with the United States Office of Patents and Trademarks and the Register of Copyrights, and such other collateral assignments of the General Intangibles, in form suitable for recordation in the office appropriate for the recordation of collateral assignments of the General Intangibles, and otherwise in form and substance satisfactory to the Agent and its special counsel.

            (d) Environmental Compliance and Indemnity Agreement. The Borrower shall have executed and delivered to the Agent the Environmental Compliance and Indemnity Agreement in the form attached as Exhibit L hereto.

            (e) Mortgage. The Borrower shall have executed and delivered assignments of the Mortgages, and each survey, title insurance policy, mortgagee estoppel and other documents and instruments requested by the Agent with respect thereto.

            (f) Certificate of Secretary of the Borrower. The Agent shall have received a certificate of the Secretary or an Assistant Secretary for each of the entities which collectively constitute the Borrower, certifying with respect to each corporation: (a) that attached thereto is a true and complete copy of the Bylaws for such corporation as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors for such corporation, authorizing the execution, delivery and performance by each such entity of this Agreement and the other Loan Documents; and (c) as to the incumbency and genuineness of the signature of each officer of such corporation executing this Agreement or any of the other Loan Documents.

            (g) Charter Documents. The Agent shall have received copies of the Articles or Certificates of Incorporation for each of the entities which collectively constitute the Borrower, and all amendments thereto, each certified by the Secretary of State or other appropriate governmental official of the jurisdiction of such entity's incorporation.

            (h) Certificates of Good Standing. The Agent shall have received certificates for each of the entities which collectively constitute the Borrower of such entity's good standing under the laws of each jurisdiction where the Borrower is authorized to transact business.

            (i) Certificate of the Borrower. The Agent shall have received a certificate from each of the entities which collectively constitute the Borrower, signed by the Chief Executive Officer and Executive Vice President of each such entity, in form and substance satisfactory to the Agent and its special counsel, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, giving effect to the transactions contemplated by this Agreement, no Event of Default or any event or condition which with notice, lapse of time, or both would constitute such an Event of Default, has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions set forth in this section 5.

            (j) Opinion of Counsel to the Borrower. The Agent shall have received the opinion of counsel for the Borrower dated the Closing Date, as to the transactions contemplated by this Agreement, in form and substance satisfactory to the Agent and its special counsel.

            (k) Property Insurance. The Agent shall have received certificates of insurance upon the Collateral with loss payable endorsement required to be maintained by the Borrower pursuant to section 7.7 hereof.

            (l) Payment at Closing. There shall have been paid to the respective parties entitled thereto the amounts specified in the closing statement to be issued in connection with the closing (including, without limitation, the amounts specified in sections 2.6 and 15) to the extent any such amounts are due and owing at, or have been billed to the Agent at or prior to, the Closing Date.

            (m) Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid by the Borrower.

            (n) Status of Title. The Borrower shall be the owner of the Collateral free and clear of any Liens except Permitted Liens.

            (o) Governmental Approvals. All necessary approvals, authorizations and consents, if any are required, of all governmental bodies (including courts) having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained.

            (p) No Injunction, Etc. No action, proceeding, investiga-tion, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

            (q) No Material Adverse Change. There shall not have occurred (a) any material adverse change in the business, financial condition or results of operations or cash flows of the Borrower or in the value of the Collateral since March 31, 1996, (b) any event, condition or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of the Borrower, except the judgment in the ECRA Case, an event subsequent to March 31, 1996 but reported as of March 31, 1996, or (c) any change in Borrower's executive officers.

            (r) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its special counsel. The Agent shall have received copies of all other instruments and other evidence as the Agent may reasonably request, in form and substance satisfactory to the Agent and its special counsel, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

            (s) Landlord's Agreement. Each of the Lessors shall have executed and delivered to the Agent a landlord's agreement, substantially in the form of Exhibit J attached hereto and otherwise in form and substance satisfactory to the Agent and its special counsel.

            (t) Letter to the Borrower's Accountants. Execution and delivery by the Borrower of a letter addressed to certified public accountants for the Borrower, authorizing such accountants to discuss the finances and financial affairs of the Borrower with the Agent and the Lenders (provided, however, that none of the Lenders shall individually enter into such discussions unless, despite reasonable efforts, such Lender(s) are unable to obtain such information from the Agent), the form of which letter is attached hereto as Exhibit I.

            (u) Event of Default. No Event of Default, nor any event or condition which, with notice, lapse of time or the making of any Loan or the issuance of any Letter of Credit would constitute an Event of Default, shall have occurred and be continuing.

            (v)         Amendment of the Subordinated Debt Loan Documents.
Execution by the Subordinated Lenders and the Borrower and delivery to Agent of the Subordinated Debt Amendment.

            (w) Stock Pledge Agreement. The Borrower shall have executed and delivered to the Agent the Stock Pledge Agreement and all certificates representing the Stock of Subsidiaries pledged thereunder.

            (x) Canadian Security Agreements. The Borrower shall have executed and delivered to the Agent the Security Agreement (Ontario) and the Security Agreement (Quebec) in the forms of Exhibits P and Q, respectively.

            (y) Assignment of Credit Insurance. American Credit Indemnity Company credit insurance policy number D-332,514-9 shall have been assigned to the Agent and the Agent shall have been provided with satisfactory evidence thereof.

            (z) Intercreditor Agreement. Execution by the Lenders, the Agent and the Borrower, and delivery to Agent, of the Intercreditor Agreement.

            WAIVER OF CONDITIONS PRECEDENT. If the Agent makes any Revolving Credit Loans or First Union issues any Letter of Credit hereunder prior to the fulfillment of any of the conditions precedent set forth in section 5.2 hereof, the making of such Revolving Credit Loans or the issuance of such Letter of Credit shall constitute only an extension of time for the fulfill-ment of such condition and not a waiver thereof, and the Borrower shall thereafter use its best efforts to fulfill each such condition promptly.


SECTION 6 - REPRESENTATIONS AND WARRANTIES

      In order to induce the Lenders to enter into this Agreement and each of the other Loan Documents and to make the Loans, and to induce First Union to issue Letters of Credit, the Borrower makes the following warranties and representations to the Lenders:

      CORPORATE ORGANIZATION AND POWER. Each of the entities which constitute the Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation; (b) is qualified to do business and is in good standing in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified; (c) has the power to own and give Liens in the Collateral, and to engage in the transactions contemplated hereby; and (d) has the full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform and observe the terms and provisions thereof. None of the entities which collectively constitute the Borrower has, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade names. None of the entities which collectively constitute the Borrower has any Subsidiaries, except for DTC, which has DTI and Dixon-U.K. as its only directly-owned Subsidiaries, and Dixon-Mexico which is a Subsidiary of DTI.

            LITIGATION; GOVERNMENT REGULATION.  Except as described in
Schedule 6.2 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower at law or in equity before any court or administrative officer or agency which might result in a material adverse change in the business or financial condition of the Borrower or impair the Borrower's ability to perform its obligations under the Loan Documents. The Borrower is not in violation of or in default under any applicable statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court).

            TAXES. The Borrower is not delinquent in the payment of any taxes which have been levied or assessed by any governmental authority against it or its assets. The Borrower has timely filed all tax returns which are required by law to be filed, and has paid all taxes and all other assessments or fees levied upon the Borrower or upon its properties to the extent that such taxes, assessments or fees have become due. No controversy in respect of income taxes is pending or, to the knowledge of the Borrower, threatened.

            ENFORCEABILITY OF LOAN DOCUMENTS; COMPLIANCE WITH OTHER INSTRUMENTS. The Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower is not subject to any corporate or other restriction or to any order, rule, regulation, writ, injunction or decree of any court or governmental authority or to any statute which materially and adversely affects its business, property, assets or financial condition. Except as described in Schedule 6.4 attached hereto, the Borrower is not a party to any labor contract or labor dispute. The Borrower is not in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which the Borrower is a party or by which it is bound. Neither the execution, delivery or perfor-mance of the Loan Documents, nor compliance therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) the Articles or Certificate of Incorporation or Bylaws of the Borrower, (ii) any law, order, writ, injunction or decree of any court or governmental authority, or (iii) any agreement or instrument to which the Borrower is a party or by which the Borrower or the Collateral is bound or (b) results or will result in the creation or imposition of any Lien upon its properties pursuant to any such agreement or instrument, except the Liens created by the Loan Documents and Permitted Liens.

            GOVERNMENTAL AUTHORIZATION. No authorization, consent or approval of any governmental authority is required for the execution, delivery and performance of the Loan Documents or the consummation of the transactions contemplated thereby. The Borrower has, and is in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore and presently conducted and proposed to be conducted and to own or lease and operate its properties as now owned or leased by it. None of such approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation which is more burdensome than such as are generally applicable to Persons engaged in the same or similar business as the Borrower.

            EVENT OF DEFAULT. No event has occurred and is continuing which constitutes an Event of Default or would constitute such an Event of Default after notice or lapse of time or both.

            MARGIN SECURITIES. None of the transactions contemplated by this Agreement (including, without limitation thereof, the use of the proceeds of the Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto. The Borrower does not own or intend to carry or purchase directly or indirectly any "margin securities" as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Loans made pursuant to this Agreement and the other Loan Documents will be used only for the purposes contemplated hereunder. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. The Borrower will neither take nor permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

            FULL DISCLOSURE. None of the Loan Documents, nor any statements furnished by or on behalf of the Borrower to the Agent or a Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. To the Borrower's knowledge, there is no fact which the Borrower has not disclosed to Lenders in writing which materially affects adversely or, to the Borrower's knowledge, will materially and adversely affect the Collateral, the Agent's Liens in the Collateral or the priority thereof, the other assets, business, profits or conditions (financial or otherwise) of the Borrower or the ability of the Borrower to perform the Obligations.

            PRINCIPAL PLACE OF BUSINESS. DTC's chief executive office and principal place of business, and the place where DTC maintains all records relating to its non-Canadian Accounts, is at 195 International Parkway, Heathrow, Florida 32746-5036. DTI's chief executive office and principal place of business is at 220 Pony Drive, Unit 4, Newmarket, Ontario, Canada L3Y 7D6, and the place where DTI maintains all records relating to its Canadian Accounts, is at 220 Pony Drive, Unit 4, Newmarket, Ontario, Canada L3Y 7D6 and 195 International Parkway, Heathrow, Florida 32746-5036.

            ERISA. No fact, including, but not limited to, any Reportable Event (as defined in Section 4043 of ERISA; a "Reportable Event"), exists in connection with any employee benefit plan or other plan for the Borrower's employees which is covered by ERISA, which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer any such plan.

            FINANCIALS. The Financials delivered to Lenders have been prepared in accordance with GAAP, contain no misstatement or omission, and fairly present the financial position, assets and liabilities of the Borrower as of the respective dates thereof and the results of operations and cash flows of the Borrower for the respective periods then ended, in each case on a consolidated basis. Except for the transactions contemplated by this Agreement or as disclosed in written financial information heretofore provided to the Lenders, since March 31, 1996, there has been no material adverse change in the assets or liabilities of the Borrower or in the results of the Borrower's operations or cash flows, and the Borrower has not incurred any obligation or liability which would materially and adversely affect its financial condition, business operations, cash flows or the Collateral, except for the judgment in the ECRA Case, an event subsequent to March 31, 1996, but reported as of March 31, 1996.

            TITLE TO ASSETS. The Borrower has good, indefeasible and merchantable title to and ownership of the Collateral and all of its other assets, including, without limitation, the assets reflected in the Financials, free and clear of all Liens except those created under the Loan Documents and Permitted Liens.

            SOLVENCY.  The Borrower is Solvent.

            USE OF PROCEEDS. The Borrower's use of the proceeds of any Loans made by the Lenders to the Borrower pursuant to this Agreement are, and continue to be, legal and proper corporate uses (duly authorized by the Borrower's Board of Directors) and such uses are and will be consistent with all applicable laws and statutes, as in effect from time to time.

            ASSETS FOR CONDUCT OF BUSINESS. The Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks and trade names to conduct its business as heretofore conducted and all such licenses, patents, patent applications, copyrights, trademarks and trade names are listed on Schedule 6.15 attached hereto.

            TRADE RELATIONS. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Borrower or any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect the Borrower or prevent the Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

            COMPLIANCE WITH LAWS. The Borrower has duly complied with, and the Collateral and its business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations and all foreign laws, rules and regulations applicable to the Borrower, the Collateral or the conduct of the Borrower's business, including, without limitation, all Environmental Laws, and there have been no citations, notices or orders of noncompliance issued to the Borrower under any such law, rule or regulation.

            1996 BUSINESS PLAN. The one-year annual business plan covering the Borrower's fiscal year commencing on October 1, 1995, previously delivered to the Lender and amended in the Private Placement Memorandum prepared by Alex. Brown & Sons, Incorporated for the Borrower's Senior Subordinated Notes in the aggregate principal amount of $20,000,000.00, contains management's best estimate of the operating performance of the Borrower for such period.


SECTION 7 - AFFIRMATIVE COVENANTS

      Until the latest of the Commitment Termination Date and payment in full of all Obligations and the cancellation of all outstanding Letters of Credit, the Borrower covenants and agrees that, unless the Required Lenders otherwise consent in writing as provided in section 17.8 hereof:

            REPAYMENT OF OBLIGATIONS. The Borrower will repay the Obligations according to the terms of this Agreement and the other Loan Documents.

            PERFORMANCE UNDER LOAN DOCUMENTS. The Borrower will perform all Obligations required to be performed by it under the terms of this Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between the Borrower and the Agent or any of the Lenders.

            FINANCIAL AND BUSINESS INFORMATION AS TO THE BORROWER. The Borrower shall deliver to the Agent and, as to all subsections below except
(f) and (g) (unless otherwise requested by the Lenders), the Lenders:

            (a) Within thirty (30) days after the close of each month, beginning with the current month ending, (i) a consolidated balance sheet of the Borrower, as of the close of each month, and consolidated statements of income for that portion of the fiscal year to date then ended, and (ii) supplemental profit and loss (before allocating corporate overhead and interest) and balance sheet information by division and department in such detail as shall be requested by the Agent in each such case, prepared in accordance with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief finan-cial officer or Treasurer of the Borrower; provided, however, that in no event shall the Borrower change the method of valuing Inventory in its financial statements from that reflected in the Financials;

            (b) Within forty-five (45) days after the close of the first three fiscal quarters of the Borrower, beginning with the current fiscal quarter ending, a consolidated balance sheet of the Borrower, as of the close of each such quarter, and consolidated statements of income and shareholders' equity for that portion of the fiscal year to date then ended, prepared in accordance with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting princi-ples and practices during the period, and certified by the chief financial officer or Treasurer of the Borrower and shall also provide supplemental profit and loss and balance sheet information by division and department in such detail as shall be requested by the Agent; provided, however, that in no event shall the Borrower change the method of valuing Inventory in its financial statements from that reflected in the Financials; provided further, however, that notwithstanding the methodology heretofore employed by the Borrower in allocating income and expense items (other than corporate overhead and interest) to each entity comprising the Borrower, all supplemental statements to be delivered to the Lenders hereunder shall contain allocations of such items so as to accurately reflect the separate income and expenses of such entity;

            (c) Within ninety (90) days after the close of the fiscal year of the Borrower, beginning with the fiscal year ending September 30, 1996, audited consolidated balance sheets of the Borrower as of the close of such fiscal year and audited consolidated statements of income and shareholders' equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP, applied on a basis consistent with the preceding year or containing disclosure of the effect on financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by (i) a report thereon, containing an unqualified opinion, without scope limitations imposed by the Borrower, from a firm of independent certified public accountants selected by the Borrower and acceptable to the Lenders, (ii) a copy of each "management letter", if any, from such accountants to the Borrower in connection with such accountants' audit (or within five (5) days of the date of issuance if not issued by such accountants simultaneously with such financial statements), and
(iii) supplemental unaudited profit and loss and balance sheet information by division and department in such detail as shall be requested by the Lenders; provided, however, that in no event shall the Borrower change the method of valuing Inventory in its financial statements from that reflected in the Financials;

            (d) Concurrently with the delivery of the financial state-ments described in subsection (c) above, a certificate from Borrower's independent certified public accountants stating that, in making their examination of the financial statements of the Borrower, they obtained no knowledge of the occurrence or existence of any condition or event which constitutes or would constitute, upon the giving of notice or lapse of time or both, any Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by their examination;

            (e) Concurrently with the delivery of the financial state-ments described in subsections (a), (b) and (c) above, a certificate from the chief financial or accounting officer of the Borrower certifying to Lenders that, to his knowledge, the Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon the Borrower contained in this Agreement or the other Loan Documents, and that no Event of Default, or any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, has occurred or specifying any such Event of Default, together with a financial covenant compliance worksheet, in form and substance satisfactory to the Agent, reflecting the computation of the financial covenants set forth in section 8 hereof as of the end of the period covered by such financial statements;

            (f) Once each week, or at such shorter intervals as requested by the Agent, and, from September 1 through November 30 of each year, on a daily basis (as to the Agent only), or at such other intervals as requested by the Agent, a Borrowing Base Certificate reflecting information as of the close of business on the immediately preceding Business Day;

            (g) On or before the fifteenth (15th) day of each month, an aging of accounts payable and accounts receivable (the "Schedule of Accounts") and an inventory report (which shall be provided on a weekly basis from June 1 through September 30 of each year), in the form of the report attached hereto as Exhibit O (the "Schedule of Inventory"), in each case as of the end of the immediately preceding month or week, as applicable;


            (h) Immediately upon issuance, each report and proxy statement which the Borrower shall, from time to time, send to its shareholders and each registration statement and report filed by the Borrower with the Securities and Exchange Commission;

            (i) Within thirty (30) days after the close of each fiscal year of the Borrower, projections of the Borrower's operations for the next three (3) fiscal years, prepared in accordance with GAAP, applied on a basis consistent with that of the preceding period; and

            (j) Upon the Agent's or, if any Lender is unable to obtain such information by requesting same through the Agent, any Lender's written request, such other information about the Collateral or the financial condition and operations of the Borrower as the Agent or any Lender may from time to time reasonably request. The Agent may, upon its determination that there has been an adverse change in the overall performance and condition of the Borrower and/or the Collateral, require more frequent rendering of the reports and certificates described in (a) through (g) above.

            NOTICE OF CERTAIN EVENTS. The Borrower shall promptly, but in no event later than three (3) Business Days after obtaining knowledge thereof, give written notice to the Agent of: (a) any material litigation or proceeding brought against the Borrower, whether or not the claim is considered by the Borrower to be covered by insurance, and the Borrower shall, if requested by the Agent, set up such reserves as the Agent reasonably determines as are necessary to protect the Borrower against loss; (b) any written notice of a violation received by the Borrower from any governmental regulatory body or law enforcement authority which, if such violation were established, might have a material adverse effect on the business of the Borrower, the value of the Collateral, the Agent's Liens in the Collateral or the priority of such Liens; (c) any labor controversy which has resulted in a strike or other work action materially affecting the Borrower; (d) any attachment, judgment, Lien, levy or order which may be placed on or assessed against or threatened against the Borrower or the Collateral; (e) any Event of Default or any event which, after notice or lapse of time or both, would become an Event of Default; (f) any material delay in the Borrower's performance of any of its obligations to any Account Debtor; (g) any material adverse information relating to any Account Debtor; and (h) any other matter which has resulted in a material adverse change in the financial condition, cash flows or operations of the Borrower.

            CORPORATE EXISTENCE AND MAINTENANCE OF PROPERTIES. The Borrower shall maintain and preserve its corporate existence and all rights, privileges and franchises now enjoyed; and the Borrower shall conduct its business in an orderly, efficient and customary manner, keep its properties in good working order and condition, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties is obsolete or is being replaced) so that the efficiency of such property shall be fully maintained and preserved. The Borrower shall file or cause to be filed in a timely manner all reports, applications, estimates and licenses which shall be required by any governmental authority and which, if not timely filed, would have a material adverse effect on the Borrower, the Collateral, the Agent's Liens in the Collateral or the priority of such Liens.

            PAYMENT OF INDEBTEDNESS; PERFORMANCE OF OTHER OBLIGATIONS. The Borrower shall pay all Indebtedness for borrowed money at maturity, all taxes, assessments and other governmental charges which may be levied or assessed upon the Borrower or the Collateral when due and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of the Borrower's business; provided, however, that the Borrower may in good faith by appropriate proceedings and with due diligence contest any such taxes, assessments, governmental charges, acts, rules, regulations, orders and directions that do not in the Agent's judgment materially adversely affect the value of the Collateral or the Agent's Liens in the Collateral or the priority of such Liens, and if requested by the Agent, shall establish reserves reasonably satisfactory to the Agent. The Borrower shall also observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, and all covenants and conditions of all agreements and instruments to which the Borrower is a party, which failure to comply or failure to obtain would materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Borrower, the Collateral, the Agent's Liens in the Collateral or the priority of such Liens.

            MAINTENANCE OF INSURANCE. The Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be satisfactory to the Agent, and deliver such certificates of insurance to the Agent with loss payable endorsements naming the Agent as loss payee thereunder in form satisfactory to the Agent. The Borrower also agrees to maintain and pay for insurance in such amount, with such companies and in such form as shall be satisfactory to the Agent insuring the Borrower against any claims, suits, loss or damages suffered by any Person on any property owned or leased by the Borrower, and against such other casualties and contingencies as is customary in the business in which the Borrower is engaged, and deliver such certificates of insurance to the Agent with satisfactory endorsements naming the Agent as additional insured thereun-der. Each policy of insurance shall contain a clause requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent before any cancellation of the policies for any reason whatsoever and a clause that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Borrower or the owner of the property nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by said policy. The Borrower hereby directs all insurers under such policies of insurance on the Collateral to pay all proceeds payable thereunder directly to the Agent. The Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, however, that the Agent shall be empowered to act as such agent-in-fact only after, and during the continuance of, an Event of Default. If the Borrower fails to obtain and maintain any of the policies of insurance or to pay any premium in whole or in part, then the Agent may, at the Borrower's expense, without waiving or releasing any obligation or default by the Borrower hereunder, procure the same, but shall not be required to do so. All sums so disbursed by the Agent, including at-torneys' fees, court costs, expenses and other charges related thereto, shall be payable on demand by the Borrower to the Agent and shall be additional Obligations hereunder secured by the Collateral. The Borrower shall deliver to the Agent, promptly as rendered, true copies of all monthly reports made in any reporting forms to insurance companies. Not less than thirty (30) days prior to the expiration date of the insurance policies required to be maintained by the Borrower hereunder, the Borrower shall deliver to the Agent one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as the Agent may request.

            MAINTENANCE OF BOOKS AND RECORDS; INSPECTION. The Borrower shall maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with GAAP and in compliance with the regulations of any governmental regulatory body having jurisdiction over it; and permit employees or agents of the Agent or, provided that such Lender(s) shall have made reasonable attempts to schedule its inspection(s) through or simultaneously with those of the Agent, Lenders at any reasonable time to inspect the Borrower's properties, and to examine or audit the Borrower's books, accounts and records and make copies and memoranda of them. The Borrower shall permit any representative of the Agent or, provided that such Lender(s) shall have made reasonable attempts to schedule its inspection(s) through or simultaneously with those of the Agent, Lenders to visit and inspect any property of the Borrower, to examine all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower with its officers, employees and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower), all at such reasonable times during normal business hours and as often as may be reasonably requested. Without limiting the generality of the foregoing, the Borrower shall permit representatives of the Agent to conduct quarterly field examinations of the Borrower's premises and books and records (wherever located) during the Term; provided, however, that the Agent reserves the right at any time to increase the frequency of such examinations in its sole discretion.

            COMPLY WITH ERISA. The Borrower shall at all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly after the filing thereof, furnish to the Agent copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify the Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any employee benefit plan which the Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to the Agent upon the Agent's request, such additional information about any employee benefit plan as may be reasonably requested.

            MOTOR VEHICLE TITLES. Within ten (10) days after the acquisition of any vehicle comprising a part of the Collateral, the Borrower shall furnish to the Agent certificates of title for each vehicle, together with duly executed applications for submission to the appropriate state and provincial authorities requesting the reissuance of such titles with the Agent's Lien noted thereon.

            COMPLY WITH ENVIRONMENTAL LAWS. The Borrower shall comply at all times with all Environmental Laws and all other federal, state, local or foreign statutes, laws, ordinances, rules, regulations, orders or decrees relating to Environmental Laws.

      MAINTENANCE OF BANK ACCOUNTS. The Borrower shall maintain all its operating accounts, including payroll and draft accounts, with First Union; provided, however, that the Borrower shall be permitted to maintain petty cash and imprest fund accounts at financial institutions which are listed on
Schedule 7.12 hereto, with the aggregate of operating division account balances not to exceed $150,000.

            MAINTENANCE OF EQUIPMENT. The Borrower shall cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall timely make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to such end.


SECTION 8 - NEGATIVE COVENANTS

      Until the later of the Commitment Termination Date and payment in full of all Obligations and the cancellation of all outstanding Letters of Credit, the Borrower covenants and agrees that, unless the Required Lenders otherwise consent in writing as provided in section 17.8 hereof, the Borrower will not:

            MERGER AND DISSOLUTION. Liquidate or dissolve, or enter into any consolidation, merger, syndicate or other business combination or sell, lease or dispose of its business or assets as a whole or such part as in the opinion of the Required Lenders constitutes a substantial portion of its business or assets.

            ACQUISITIONS. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise' provided, however, that the Borrower shall be permitted to make acquisitions of the business or substantially all of the assets or stock of any Person or of a division or line of business of any Person if, for each such acquisition, the aggregate purchase price does not exceed $100,000.

               Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage, encumbrance or other Lien (including a Lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except for the Liens in favor of the Agent created by this Agreement and the other Loan Documents and Permitted Liens.

            DISPOSITION OF ASSETS. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property except for (a) sales of Inventory in the ordinary course of business and (b) sales of Equipment during any twelve
(12) month period with an aggregate value of less than One Hundred Thousand U.S. Dollars ($100,000).

            TRANSACTIONS WITH RELATED PERSONS. Directly or indirectly, make any loan or advance, purchase, assume or guarantee any note to or from any of its officers, directors, shareholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, or subcontract any operations to any Affiliate, except for travel or other reasonable expense advances to employees in the ordinary course of business; or enter into, or be a party to, any transaction with any Affiliate or shareholder of the Borrower, except for transactions in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms which are fully disclosed to the Agent and are no less favorable to the Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or shareholder of the Borrower.

            RESTRICTED INVESTMENTS. Make any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, except as permitted pursuant to section 8.2 and except for (i) normal trade terms extended to customers in connection with the purchase of merchandise in the ordinary course of business, (ii) travel or other reasonable expense advances to employees in the ordinary course of business, and (iii) any such transaction effected between any two entities comprising the Borrower.

            RESTRICTIONS ON DIVIDENTS AND OTHER PAYMENTS. (a) Declare any dividend on or incur any liability to make any payment or distribution of cash or other property or assets in respect of any of the Borrower's Stock, (b) make any payment on account of the purchase, redemption or other retirement of any of the Borrower's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) pay any Compensation to or for the benefit of executive officers in amounts or at rates that exceed those in effect on January 1, 1996, increased in the aggregate each year by up to eight percent (8%) for the amount of normal performance and/or cost of living increases; provided, however, that the Borrower shall be permitted to make any of the declarations and payments referred to in clauses (a), (b) and (c) of this section if, and to the extent that, after giving effect thereto the ratio of EBITDA to Fixed Charges, determined as of the end of the most recently completed fiscal quarter but after reducing EBITDA by the aggregate amount of such payment, is not less than 1.1 to 1.0; provided further, however, that the Borrower shall not be restricted under this section from making any payments or issuing any of its Stock required under its Management Incentive Plan, Executive Stock Option Plan, Profit-Sharing Plan (401K Plan) or 401K Mirror Plan, as such plans are constituted on the date of this Agreement.

            SUBORDINATED DEBT. Permit the Subordinated Debt at any time to exceed Ten Million Three Hundred Fifty U.S. Dollars ($10,350,000), agree to an amendment of the Subordinated Debt Loan Documents or make any payments of the Subordinated Debt prior to the scheduled repayment dates or maturity date for such payments.

            TANGIBLE NET WORTH. Permit Tangible Net Worth to be less than $12,500,000 at any time.

            CURRENT RATIO. Permit the ratio of Current Assets to Current Liabilities (including the Revolving Credit Loans) to be less than 1.25 to
1.00 from February through August, inclusive, of each year, or 1.35 to 1.0 from September through January, inclusive of each year.

            FIXED CHARGE COVERAGE RATIO. As of the last day of each fiscal quarter, permit the ratio of EBITDA to Fixed Charges for the twelve (12) months immediately preceding such date to be less than 0.80 to 1.0.

            SENIOR FIXED CHARGE COVERAGE RATIO. As of the last day of each fiscal quarter, permit the ratio of EBITDA to Fixed Charges, other than principal and interest on Subordinated Debt, for the twelve (12) months immediately preceding such date to be less than the ratio shown below during the period corresponding thereto:

            Quarter Ended in Period                         Ratio

            Closing Date through September 29, 1996       1.4  to 1.0
            From and after September 30, 1996             1.25 to 1.0

            RATIO OF EBIT TO INTEREST ON INDEBTEDNESS. As of the last day of each fiscal quarter, permit the ratio of EBIT to interest payable on Indebted-ness for the twelve (12) months immediately preceding such date to be less than 1.8 to 1.0.

            RATIO OF EBIT TO SENIOR DEBT INTEREST. As of the last day of each fiscal quarter, permit the ratio of EBIT to interest payable on the Loans for the twelve (12) months immediately preceding such date to be less than 2.2 to 1.0.

            QUICK RATIO. Permit the ratio of the sum of Borrower's cash and Accounts, each calculated according to GAAP, to Current Liabilities (including the Revolving Credit Loans) to be less than 0.4 to 1.0.

            DEBT-TO-EQUITY RATIO. Permit the ratio of Total Liabilities to Tangible Net Worth to be more than the amounts shown below at the dates set forth below:

                  Date                                  Ratio

      Closing Date and June 30, 1996                  5.50 to 1.0
      September 30, 1996 and December 31, 1996        3.50 to 1.0
      March 31, 1997 and at the end of each
        calendar quarter thereafter                   4.50 to 1.0

            PRO FORMS DEBT COVERAGE RATIO. Permit the Pro Forma Debt Coverage Ratio to be less than 1.1 to 1.0 at September 30, 1996.

            CAPITAL EXPENDITURE LIMITATION. Make any Capital Expenditures in any fiscal year in excess of 90% of the depreciation and amortization expense taken by the Borrower for the immediately preceding fiscal year.

            FISCAL YEAR.      Change its fiscal year.

            LEASES. Enter into any agreement or agreements to lease (pursuant to leases which would be non-capitalized leases in accordance with GAAP) any personal or real property; provided, however, that the Borrower shall be permitted to enter into personal property leases if, and to the extent that, the aggregate rental obligations thereunder do not increase the Borrower's annual consolidated personal property rental obligations above those in effect on the Closing Date plus the amount of rental obligations attributable to the NationsBank Lease.

            FUNDED DEBT LIMITATION. As of the last day of each fiscal quarter, permit Funded Debt to exceed five hundred percent (500%) of Cash Flow Available for Interest Charges for the twelve (12) months immediately preceding such date.

            SALE AND LEASEBACK. Enter into any arrangement with any Person providing for the leasing by the Borrower of any asset which has been sold or transferred by the Borrower to such Person.

            NEW BUSINESS. Engage in any business other than the business in which the Borrower is currently engaged or a business reasonably related thereto or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations.

            SUBSIDIARIES. Create any Subsidiary or transfer any assets to a Subsidiary which is not a Borrower.

            GUARANTIES. Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person other than a Subsidiary which is a Borrower, except by endorsement of instruments or items of payment for deposit to the general account of the Borrower or for delivery to the Agent on account of the Obligations.

            TRANSACTIONS AFFECTING THE COLLATERAL. Enter into any transaction which adversely affects the Collateral, the Agent's Liens in the Collateral or the priority of such Liens or the Borrower's ability to repay any Indebted-ness, or permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto.

            CONSIGNMENT OF INVENTORY. Sell, transfer or deliver possession of Inventory to any Person, other than a Subsidiary (if permitted by section 8.23 hereof) and other than a shipper or other carrier of Inventory in transit in the ordinary course of business, on a consignment basis with a FIFO cost at any time of more than $500,000 in the aggregate, unless, prior to such sale, transfer or delivery, the Borrower has taken all steps to assure the Agent that (i) title to the Inventory remains with the Borrower and (ii) the Agent's Lien in such consigned Inventory is and remains perfected in each state, province or other jurisdiction in which the Inventory is to be consigned and such Lien is superior to all other Liens on the assets of the consignee.

            CHANGE OF CONTROL.      Cause or permit any Change of Control.

SECTION 9 - PROVISIONS WITH RESPECT TO THE COLLATERAL

            PERFECTION AND PRIORITY; LOCATION OF COLLATERAL.  The
Borrower warrants and represents to and covenants with the Agent that: (a) none of the Collateral is subject to any Lien, other than those in favor of the Agent and Permitted Liens; and (b) the offices and/or locations where the Borrower now or hereafter may keep the Collateral and books and records, including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral, are at the locations described in Schedules I through XI hereto and the Borrower shall not remove such books and records and/or the Collateral therefrom, except for sales of Inventory or transfers of Inventory from one such location to another in the ordinary course of business, and shall not keep any of such books and records and/or the Collateral at any other offices or locations unless (i) the Borrower gives the Agent written notice of such removal and the new location of said books and records and/or the Collateral at least thirty (30) days prior thereto, (ii) the Borrower duly executes and delivers to the Agent, and the Agent files, appropriate financing statements with respect to the Collateral showing the Borrower, as debtor, and the Agent, as secured party, and, after filing, the Lender conducts a search of all filings made against the Borrower in all jurisdictions in which the books and records and/or Collateral to be removed or transferred is to be located, (iii) such searches confirm that the Agent's Liens in the Collateral, including the Collateral to be removed or transferred to the new location, shall be first and prior on the Collateral, except for Permitted Liens, and (iv) the Borrower causes the lessor, bailee, warehouseman or similar Person of the Collateral to be removed or transferred to execute and deliver to the Agent a letter, substantially in the form attached as Exhibit J and/or K, as appropriate, waiving, in favor of the Agent, such person's Liens in the Collateral and containing such other assurances as may be requested by the Agent.

            VERIFICATION OF ACCOUNTS. Any of the Agent's officers, employees, or agents shall have the right, at any time or times hereafter, in the Agent's name or in the name of the Borrower, to verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise.

            ASSIGNMENTS, RECORDS AND SCHEDULES OF ACCOUNTS. From time to time at intervals designated by the Agent, but no less frequently than monthly, the Borrower shall provide the Agent with Schedules of Accounts describing all Accounts created or acquired by the Borrower, and reflecting as separate categories all Educational Supplies Distributor Accounts and all Mass Market Accounts, and shall execute and deliver written assignments of such Accounts to the Agent; provided, however, that the Borrower's failure to execute and deliver such Schedules of Accounts or assignments shall not affect or limit the Agent's Lien or other rights in and to any Accounts. If requested by the Agent, the Borrower shall furnish the Agent with copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Agent shall request.

            NOTICE REGARDING DISPUTED ACCOUNTS. In the event any amounts due and owing in excess of One Hundred Thousand U.S. Dollars ($100,000) are in dispute between any Account Debtor and the Borrower (which shall include, without limitation, any dispute in which an offset, claim or counterclaim may result), the Borrower shall notify the Agent of the same immediately, explaining in detail the reason for the dispute, all claims relating thereto and the amount in controversy.

            SALE AND SAFEKEEPING OF INVENTORY. Until an Event of Default occurs, the Borrower may sell Inventory in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of Indebtedness); the Borrower shall be responsible for the safekeeping of Inventory, and in no event shall the Agent have any responsibility for: (a) any loss or damage to Inventory or destruction thereof occurring or arising in any manner or fashion from any cause except as a direct result of the Agent's gross negligence or willful misconduct; (b) any diminution in the value of Inventory; or (c) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling Inventory.

            RECORDS AND SCHEDULES OF INVENTORY. The Borrower shall keep correct and accurate daily records on a perpetual basis, itemizing and describing the kind, type, location, quality, quantity and value of Inventory, the Borrower's cost therefor, and the daily withdrawals therefrom and additions thereto, and shall furnish to the Agent from time to time at intervals designated by the Agent, but no less frequently than monthly or, with respect to the Borrower's consumer division during the period from June 1 through September 30 of each year, weekly, a current Schedule of Inventory based upon its most recent physical inventory and its perpetual inventory records. The Borrower shall conduct a physical inventory no less than annually, and more often if requested by the Agent, and shall furnish to the Agent such other documents and reports as the Agent shall request with respect to the Inventory, including, without limitation, copies of invoices relating to the Borrower's purchase of Inventory.

            RETURNS OF INVENTORY. If any Account Debtor returns any Inventory to the Borrower after shipment thereof, and such return generates a credit in excess of One Hundred Thousand U.S. Dollars ($100,000) in the aggregate, on any Account or Accounts of such Account Debtor, the Borrower shall notify the Agent of the same not later than the date the next Borrowing Base Certificate is required to be delivered, specifying the reason for such return, the amount of such credit and the location of the returned Inventory.

            MAINTENANCE OF EQUIPMENT. The Borrower shall keep and maintain its Equipment in good operating condition and repair and shall make all necessary replacements thereof so that the value and operating efficiency thereof shall, at all times, be maintained and preserved. The Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property except to the extent such items constitute fixtures to real estate or accessions on the Closing Date.

            EVIDENCE OF OWNERSHIP OF EQUIPMENT. The Borrower, immediately upon demand therefor by the Agent, shall deliver to the Agent any and all evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for title).

            RECORDS AND SCHEDULES OF EQUIPMENT. From time to time at intervals designated by the Agent, but no less frequently than annually, the Borrower shall provide the Agent with Schedules of Equipment itemizing and describing the kind, type, quality, quantity and value of its Equipment. The Borrower shall also furnish to the Lender such other documents and reports as the Agent shall request with respect to the Equipment.

            DISPOSITION OF EQUIPMENT. Except as provided in section 8.4, the Borrower will not sell, lease, or otherwise dispose of any Equipment or any part thereof without the prior written consent of the Agent; provided, however, that the foregoing restriction shall not apply to replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind and function, provided that the replacement Equipment shall be acquired prior to the date on which any disposition is to be made of the Equipment that is to be replaced and the replacement Equipment shall be free and clear of all Liens except for Permitted Liens. When the Agent's consent to the sale, lease or other disposition of Equipment is required by this Agreement, the Agent may, in its sole discretion, condition its consent to any such disposition upon the delivery to the Agent of all or part of the proceeds thereof or may condition its consent upon the Borrower's use of cash proceeds thereof to finance the purchase by the Borrower of replacement Equipment.

            THE AGENT'S PAYMENT OF CLAIMS ASSERTED AGAINST THE COLLATERAL.
The Agent may, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of the Borrower under this Agreement or the other Loan Documents, or any Event of Default, pay, acquire and/or accept an assignment of, any Lien asserted by any Person against the Collateral, including, without limitation, any Permitted Liens. All sums paid by the Agent in respect thereof and all costs, fees and expenses, including, without limitation, attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by the Agent on account thereof, shall be payable, upon demand, by the Borrower to the Agent and shall be additional Obligations hereunder secured by the Collateral.

SECTION 10 - PROVISIONS WITH RESPECT TO ACCOUNTS, INVENTORY AND EQUIPMENT

            ACCOUNT WARRANTIES, REPRESENTATIONS AND COVENANTS. With respect to its Accounts, the Borrower represents and warrants to and covenants with the Agent that the Agent may rely, in determining which Accounts listed on any Schedule of Accounts are Eligible Accounts and Eligible Foreign Accounts, on all statements or representations made by the Borrower on or with respect to any such Schedule of Accounts, and, unless otherwise indicated in writing by the Borrower, that each Account listed on the Schedule of Account: (a) will cover a bona fide sale and delivery of Inventory usually dealt in by the Borrower, or the rendition by the Borrower of services, to an Account Debtor in the ordinary course of business; (b) will be genuine and in all respects what it purports to be, will not be evidenced by an instrument or document, or if so, will be only evidenced by one original instrument or document which has been duly delivered to the Agent; (c) will be for a liquidated amount maturing as stated in the Schedule of Accounts and in the duplicate invoice covering said sale; (d) the Agent's Lien therein will not be subject to any offset, deduction, counterclaim, Lien or other adverse condition; (e) there are no discounts, allowances, claims, setoffs, counterclaims or disputes of any kind or description existing or asserted with respect thereto except as may be stated in the Schedule of Accounts and in the duplicate invoice covering said sale, or under programs for which accruals and reserves are maintained by the Borrower; (f) there are, to the Borrower's knowledge, no facts, events or occurrences which would in any way impair the validity or enforcement thereof;
(g) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Lien except those held by the Agent and Permitted Liens; and (h) to the Borrower's knowledge, each Person obligated on an Account is Solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due. If any warranty is breached as to any Account, or if any Account is not paid in full according to its terms, then the Agent may deem such Account to be an ineligible Account, but the Agent shall retain its Lien in all Accounts, eligible and ineligible, until the later of the Commitment Termination Date and payment and satisfaction in full of all Obligations and the Borrower causing all Letters of Credit and outstanding Foreign Exchange Contracts to be canceled or terminated and First Union-NC to be released from all liability thereunder.

            INVENTORY WARRANTIES, REPRESENTATIONS AND COVENANTS. With respect to its Inventory, the Borrower represents and warrants to and covenants with the Agent that the Agent may rely on all statements or representations made by the Borrower on or with respect to any such Schedule of Inventory, and, unless otherwise indicated in writing by the Borrower, that all Inventory listed on the Schedule of Inventory: (a) will be kept at one of the owned locations described in Schedules I through XII hereto or at one of the leased locations or public warehouses described in Schedules XIII through XV hereto, or in transit to one of such locations from a vendor of the Borrower; (b) shall not, at any time, be stored with a bailee, warehouseman or similar party without the Agent's prior written consent, and if the Agent gives such consent, the Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to the Agent, in form and substance acceptable to the Agent, warehouse receipts therefor in the Agent's name and cause the bailee, warehouseman or similar party to execute and deliver to the Agent a letter substantially in the form attached hereto as Exhibit K; and (c) will be Inventory of good and merchantable quality, free from defects. If the requirements set forth in clauses (a), (b) and (c) of this section 10.2 are not met, then the Agent may deem such Inventory ineligible, but the Agent shall retain its Lien in all Inventory, eligible or ineligible, until the later of the Commitment Termination Date and payment and satisfaction in full of all Obligations and the Borrower causing all Letters of Credit and Foreign Exchange Contracts to be canceled or terminated and First Union-NC to be released from all liability thereunder.

            EQUIPMENT, WARRANTIES, REPRESENTATIONS AND COVENANTS. With respect to its Equipment, the Borrower represents and warrants to and covenants with the Agent that the Agent may rely on all statements or representations made by the Borrower on or with respect to any Schedule of Equipment, and, unless otherwise indicated in writing by the Borrower, that all Equipment listed on the Schedule of Equipment: (a) is located at one of the locations described in Schedules I through XII hereto; and (b) shall not, at any time, be stored with a bailee, warehouseman or similar party without the Agent's prior written consent.

            REAFFIRMATION OF WARRANTIES AND REPRESENTATIONS. Each request for a Loan or the issuance of a Letter of Credit pursuant to this Agreement shall constitute (a) an automatic warranty and representation by the Borrower to the Agent, the Lenders and First Union that there does not then exist an Event of Default or any event or condition which, with notice, lapse of time and/or the making of such requested Loan or the issuance of such requested Letter of Credit, would constitute an Event of Default, and (b) a reaffirmation, as of the date of said request, of all of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents.

            SURVIVAL OF WARRANTIES AND REPRESENTATIONS. The Borrower covenants, warrants and represents to the Lenders and First Union that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true at the time of the Borrower's execution of this Agreement and the other Loan Documents, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto and shall be deemed remade by the Borrower at the time each Revolving Credit Loan is made or Letter of Credit is issued hereunder.

SECTION 11 - PROVISIONS RELATING TO LETTERS OF CREDIT

      In consideration of the Agent's causing First Union to issue Letters of Credit for the account of the Borrower from time to time pursuant to section
2.1.1 hereof, the Borrower agrees as follows:

            COMPLIANCE WITH TERMS AND CONDITIONS. The Borrower shall comply with all of the terms and conditions imposed upon the Borrower under the Letter of Credit Agreement.

            RIGHTS OF SUBROGATION. In the event of the Borrower's failure to pay to the Agent for the account of First Union, upon demand, the total amount of liabilities incurred or sums paid by the Agent in connection with any such Letter of Credit, the Agent shall, in addition to its rights under the UCC of the State of Florida, the Personal Property Security Act (Ontario) and the Civil Code of Quebec or any other applicable state or jurisdiction and under this Agreement, be fully subrogated to the rights of any Beneficiary of the Letters of Credit with respect to any obligation of the Borrower to such Beneficiary discharged with the proceeds of any Letter of Credit.

            REIMBURSEMENT OBLIGATION. The Borrower hereby unconditionally agrees to reimburse the Agent for the account of First Union for the total amount of the sums paid by First Union in connection with the issuance of any Letters of Credit or any additional or further liability which may accrue against First Union in connection with the same and such amount shall be treated for all purposes and shall have the same force and effect as if such amount had been advanced by the Lenders to the Borrower as a Revolving Credit Loan pursuant to section 2.1 hereof, subject to all of the terms and conditions of this Agreement pertaining to such Loans. In the event of any conflict between the provisions of this section or any other section of this Agreement on the one hand, and the provisions of the Letter of Credit Agreement on the other hand, those provisions which afford Agent, the Lenders and First Union the greatest rights and remedies shall control.

            INDEMNIFICATION. The Borrower hereby unconditionally agrees to indemnify the Lenders, the Agent and First Union and hold the Lenders, the Agent and First Union harmless from any and all losses, claims or liabilities arising from any transactions or occurrences relating to Letters of Credit issued, established or opened for the Borrower's account, and all obligations incurred in connection therewith, including any loss or claim due to any action taken or omitted in opening such Letters of Credit or paying or dealing with any Beneficiary thereof. The Borrower's unconditional obligation to the Lenders, the Agent and First Union shall not be modified or diminished for any reason or in any amount whatsoever. The Borrower agrees that any action taken by the Lenders, the Agent and First Union in connection with a Letter of Credit, if taken in good faith, shall be binding upon the Borrower and shall not impose any resulting liability on the Lenders, the Agent or First Union.

            TERMINATION. In the event that this Agreement is terminated for any reason by the Borrower or the Agent as herein provided, the Agent shall be entitled to charge immediately the Borrower's loan account hereunder with the full amount of any outstanding Letter of Credit Obligations, whether the Borrower's Obligations with respect thereto are absolute or contingent at any time. The Agent shall also be entitled to hold any balance the Agent may deem necessary against possible claims under any outstanding Letters of Credit unless and until each of the Lenders and First Union is supplied with an indemnity satisfactory to it with respect to any possible liability under such Letters of Credit and Foreign Exchange Contracts or a release of their respective liabilities thereunder.


SECTION 12 - TERM OF AGREEMENT

            TERM. Subject to the Agent's right to cease making Revolving Credit Loans and First Union's right to cease issuing Letters of Credit, as the case may be, to or for the benefit of the Borrower under this Agreement upon the occurrence of an Event of Default or any event or condition which, with notice, lapse of time or the making of such Loans or the issuance of such Letters of Credit or Foreign Exchange Contracts would constitute an Event of Default, the provisions of this Agreement shall continue in full force and effect until three (3) years from the Closing Date (the "Term"), unless sooner terminated as provided in section 12.2 or 12.3 below. Notwithstanding any term herein to the contrary or any other term in any of the other Loan Documents, the Borrower and the Agent agree that all Obligations hereunder shall be payable in accordance with section 3.1 hereof, the Term Loan Agreement and the Term Notes.

            THE BORROWER'S RIGHT TO TERMINATE. The Borrower may terminate the financing arrangements under this Agreement and the other Loan Documents at the end of the Term, by giving the Agent written notice of such termination, in the manner set forth in section 17.3 below, at least ninety (90) days prior thereto; provided, however, that in order for any such notice of termination by the Borrower pursuant to this section 12.2 to become effective, the Borrower, on or before such termination date, shall pay the Obligations in full in immediately available funds and cause all of the Letters of Credit, Foreign Exchange Contracts and the Interest Rate Swap Agreement to be canceled or terminated and First Union released from all liability thereunder.

            THE AGENT'S AND REQUIRED LENDERS' RIGHT TO TERMINATE. The Agent or the Required Lenders may terminate the financing arrangements under this Agreement and the other Loan Documents at any time, without demand, notice or legal process of any kind, upon the occurrence of an Event of Default; provided, however, that the Lenders shall retain the right to payment of the Obligations in accordance with section 3.1 above; and provided, further, that all of the Lenders', Agent's, First Union's and First Union-NC's rights and remedies under this Agreement and the other Loan Documents shall survive such termination until all of the Obligations have been paid in full and all of the Letters of Credit, Foreign Exchange Contracts and the Interest Rate Swap Agreement have been canceled or terminated and First Union and First Union-NC released from all liability thereunder. On or before the Commitment Termina-tion Date, the Borrower shall pay the Obligations in full in immediately available funds and shall cause all of the Letters of Credit, Foreign Exchange Contracts and the Interest Rate Swap Agreement to be canceled or terminated and First Union and First Union-NC released from all liability thereunder.

            EFFECT AND TERMINATION. Upon the effective date of termination, all Obligations to the Lenders, whether or not incurred under this Agreement, and notwithstanding any term or credit allowed by the Notes or by any other instrument evidencing the Obligations, shall become immediately due and payable without notice, demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding any termina-tion, until all Obligations of every nature whatsoever shall have been fully paid and satisfied, including, without limitation, the expiration, cancellation or termination of all Letters of Credit, all Foreign Exchange Contracts and the Interest Rate Swap Agreement, and the release of First Union and First Union-NC from all liability thereunder, the Agent shall be entitled to retain its Liens in the Collateral, and the Borrower shall continue to comply fully with the terms of this Agreement and shall turn over all proceeds of the Collateral to the Agent, and the Agent shall retain all of its other rights and remedies hereunder.


SECTION 13 - EVENTS OF DEFAULT

            EVENT OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

            (a) The Borrower fails to pay any portion of the Obligations when due and payable or declared due and payable, or fails to remit or deposit items or funds as required by the terms of this Agreement;

            (b) The Borrower fails or neglects to observe, perform or comply with any of the provisions of sections 7.2, 7.4, 7.6, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17,
8.18, 8.21 or any other provisions of any other section herein not referenced in section 13.1(c);

            (c) The Borrower fails or neglects to observe, perform or comply with any of the provisions of sections, 7.3, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12 and the same is not cured to the Agent's satisfaction within ten
(10) days thereafter;

            (d) If any representation or warranty made in writing by or on behalf of the Borrower in this Agreement or in the other Loan Documents or in any other agreement now existing or hereafter executed between the Borrower and the Lenders, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

            (e) The occurrence of any (i) default or event of default on the part of the Borrower (including specifically, but without limitation, due to non-payment) under the terms of the Subordinated Debt Loan Documents or any other agreement, document or instrument pursuant to which the Borrower has incurred any Indebtedness (other than the Obligations), which default is not cured within the time, if any, permitted therefor in the agreement, document or instrument governing such Indebtedness, or (ii) "Potential Event of Default" or "Event of Default", as such terms are defined in the Interest Rate Swap Agreement;

            (f) There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral;

            The Borrower is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days;

            (g) The filing by the Borrower or DT-Mexico of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

            (h) The filing against the Borrower or DT-Mexico of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, and such petition is not dismissed within thirty (30) days of the filing thereof or within such thirty
(30) day period an order for relief under the Bankruptcy Code or any other applicable act or law shall be entered;

            (i) The Borrower ceases to be Solvent, or the Borrower ceases to conduct its business as now conducted;

            (j) A notice of lien, levy or assessment is filed of record to all or any portion of the Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other local or foreign governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a Lien upon the Collateral or any other asset of the Borrower and the same is not dismissed, released or discharged within thirty (30) days after the same becomes a Lien or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

            (k) Any of the Loan Documents for any reason ceases to be in full force and effect or is declared to be null and void, or the Borrower denies that it has any further liability under any Loan Document to which it is a party, or gives notice to such effect;

            (l) Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower;

            (m) The loss, suspension or revocation of, or failure to renew, any material license or permit now held or hereafter acquired by the Borrower;

            (n) The Agent does not have or ceases to have a valid and perfected first priority Lien in the Collateral (subject to Permitted Liens), in each case, for any reason other than the failure of the Agent to take any action within its control;

            (o) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against the Borrower or any of its assets in excess of One Hundred Thousand U.S. Dollars ($100,000), which shall not be dismissed, discharged or bonded within thirty (30) days;


            (p) If a custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of the Collateral, or any of the Borrower's other assets;

            (q) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan of the Borrower governed by ERISA; (ii) the termination of any such plan;
(iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; (v) the failure of the Borrower to furnish to the Agent a copy of each report which is filed by the Borrower with respect to each such plan promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation; or (vi) the failure of the Borrower to notify the Agent promptly upon receipt by the Borrower of any notice of the institution of any proceeding or any other actions which may result in the termination of any such plan;

            (r) There shall occur any change in the Collateral, the Agent's Lien in the Collateral or the priority of such Lien, or in the business of the Borrower or its operations, conduct or prospects thereof, which, individually or in the aggregate, would have a material adverse effect on the Borrower's ability to repay the Obligations; or

            (s)         If the litigation styled (i) The Dixon Venture et al
v. The Joseph Dixon Crucible Company et al, Superior Court of New Jersey, Law
Division: Hudson County, Docket No. L-058299-86 (the "ECRA Case") or (ii) The Dixon Venture v. The Joseph Dixon Crucible Company, Dixon Ticonderoga Company, Dixon Mill Associates I, Dixon Mill Associates II and Dixon Mill Associates III, United States District Court, Northern District of New Jersey (Case No. 92-4209(WGB)) (the "CERCLA Case"), or any other litigation now pending or hereafter brought against the Borrower involving some or all of the facts of the ECRA Case or the CERCLA Case, results in a judgment or judgments against DTC in an aggregate amount exceeding the reserves therefor (which shall not exceed $3,300,000) by $200,000 or more.

            ACCELERATION OF THE OBLIGATIONS. Without in any way limiting the right of the Agent or the Required Lenders to demand payment of any portion of the Obligations pursuant to sections 3.1 or 12.3 of this Agreement, (a) upon and after an Event of Default (other than an Event of Default specified in section 13.1(h) or (i) hereof), all of the Obligations may, at the option of the Agent or the Required Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable, and
(b) upon the occurrence of an Event of Default specified in section 13.1(h) or
(i) hereof, all of the Obligations shall automatically become due and payable, without demand, notice or legal process of any kind, anything in the Notes or other contract evidencing any such Obligation or in the Loan Documents or in any other agreement to the contrary notwithstanding.

            DEFAULT RATE OF INTEREST. Upon the occurrence and during the continuance of an Event of Default, all of the Obligations shall continue to bear interest, calculated daily on the basis of a 360-day year for the actual days elapsed, at the applicable Prime Rate plus four percent (4%) per annum until either such Event of Default is cured to the Agent's satisfaction or otherwise waived in writing by the Agent or the Obligations are paid in full and this Agreement is terminated.

            NOTICE OF DEFAULT. Each Lender, upon acquiring knowledge of what it perceives to be an Event of Default, shall promptly notify the other Lenders thereof (a "Notice of Default"). The Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable, in the best interests of the Lenders.

            DECLARED DEFAULT. A Declared Default shall be deemed to have occurred following an Event of Default upon the earliest of (a) the date of the Agent's written notification to the Borrower (with a copy to the Lenders) of a "declared default", (b) the date of the Required Lenders' written notification to the Borrower and the Agent of a declared default, (c) the date of the occurrence of an Event of Default specified in any of sections 13.1(a), 13.1(d), 13.1(h), 13.1(i), 13.1(j), 13.1(l), 13.1(o) or 13.1(q) above or resulting from a default under section 8.3 above, and (d) the date three (3) business days after the occurrence of an uncured Event of Default not specified in (c) above.

SECTION 14 - RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

            RIGHTS AND REMEDIES. Upon and after the occurrence of any Event of Default, the Agent shall have, in addition to all other rights and remedies which the Agent may have under this Agreement, the other Loan Documents, and applicable law, the following rights and remedies, all of which may be exercised with or without further notice to the Borrower: (a) all of the rights and remedies of a secured party under the UCC of the State of Florida or the Personal Property Security Act (Ontario), or of any other state, province or jurisdiction where such rights and remedies are asserted; (b) to foreclose the Liens created under this Agreement and the other Loan Documents or under any other agreement relating to the Collateral, by any available judicial procedure or without judicial process; (c) to enter any premises where the Collateral may be located, through self-help and without judicial process, without first obtaining a final judgment or giving the Borrower notice and opportunity for a hearing on the validity of the Agent's claim, for the purpose of taking possession or removing the same, or require the Borrower to assemble the Collateral and make it available to the Agent at a place to be designated by the Agent; and/or (d) to sell, assign, lease, or otherwise dispose of the Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representation or warranties, and upon such terms as shall be acceptable to the Agent, in its sole discretion, and the Agent may bid or become the purchaser at any such public sale, free from any right of redemption which is hereby expressly waived by the Borrower, and the Agent shall have the option to apply or be credited with the amount of all or any part of the Obligations owing to the Lenders against the purchase price bid by the Agent at any such sale. The Agent shall have the exclusive right to maintain, manage and operate the Collateral, and may employ an independent management company, sales agent or others to maintain, manage, operate and sell the Collateral, and may negotiate management, operating or sales contracts, in its sole discretion. The Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral against prior Persons or to marshall any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and the Borrower's rights under all licenses and franchise agreements shall inure to the Agent's benefit. In addition, the Borrower agrees that, in the event notice is necessary under applicable law, written notice mailed to the Borrower in the manner specified in section 17.3 hereof five (5) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to the Borrower.

            APPLICATON OF PROCEEDS. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first to the expenses (including all reasonable attorneys' fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Obligations, as follows: first, to any fees and expenses then due and payable; second, to accrued interest on the Loans; third, to the outstanding principal of the Loans and any other Obligations then outstanding under or in connection with this Agreement, the Term Loan Agreement, the Foreign Exchange Agreement and the Interest Rate Swap Agreement, all in accordance with each Lender's Pro Rata Share (as defined in the Intercreditor Agreement); fourth to any other Obligations then outstanding, pro rata to each Lender in the proportion that such Lender's other Obligations bears to all other Obligations of all Lenders; and fifth, to the Borrower or as any court of competent jurisdiction may direct. The Borrower shall be liable to the Lenders and shall pay to the Lenders on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral. The Agent shall remit to the Borrower or the Person entitled thereto any surplus remaining after all Obligations have been paid in full. If any of the Collateral shall require repairs, maintenance, preparation or the like, the Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance or preparation, for the purpose of putting the same in such saleable form as the Agent shall deem appropriate, but the Agent shall have the right to sell or dispose of the Collateral without any such repairs, maintenance or preparation. The Borrower will, at the Agent's request, assemble all the Collateral and make it available to the Agent at places which the Agent may select, whether at premises of the Borrower or elsewhere, and will make available to the Agent all premises and facilities of the Borrower for the purpose of the Agent's taking possession of the Collateral or of removing or putting the Collateral in saleable form. In the event of the appointment of a receiver for any of the Collateral during the pendency of a foreclosure proceeding or otherwise, Lenders shall share in the profits and expenses of the receivership in proportion to their respective Pro Rata Shares (as such term is defined in the Intercreditor Agreement), but subject to the terms above.

            APPOINTMENT OF THE AGENT AS THE BORROWER'S LAWFUL ATTORNEY. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as the Borrower's true and lawful attorney (and agent-in-fact) and the Agent, or the Agent's agent, may, upon and after the occurrence of an Event of Default, without notice to the Borrower, and at such time or times thereafter as the Agent or said agent, in its sole discretion, may determine, in the Borrower's or the Agent's name: (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of the Borrower's rights and remedies with respect to the collection of the Accounts; (iv) settle, adjust, compromise, extend or renew the Accounts; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (vi) if permitted by applicable law, sell or assign the Accounts upon such terms, for such amounts and at such time or times as the Agent deems advisable; (vii) discharge and release the Accounts; (viii) take control, in any manner, of any item of payment or proceeds referred to in section 3.2 or section 3.3 hereof; (ix) prepare, file and sign the Borrower's name on a proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign the Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (xi) do all acts and things necessary, in the Agent's sole discretion, to fulfill the Borrower's obligations under this Agreement; (xii) endorse the name of the Borrower upon any of the items of payment or proceeds referred to in section 3.2 or section
3.3 hereof and deposit the same to the account of the Agent on account of the Obligations; (xiii) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts or Inventory; (xiv) use the Borrower's stationery and sign the name of the Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (xv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts and Inventory to which the Borrower has access. All acts of the Agent or its designee, except the Agent's acts of gross negligence or willful misconduct, taken pursuant to this section 14.3 are hereby ratified and confirmed and the Agent or its designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable by the Borrower until all Obligations are paid in full and all Letters of Credit, Foreign Exchange Contracts and the Interest Rate Swap Agreement are canceled or terminated.

            RIGHTS AND REMEDIES CUMULATIVE; NON-WAIVER; ETC. The enumeration of the Lenders, the Agent's and First Union's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender, Agent or First Union of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Borrower and the Lenders, the Agent or First Union or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lenders, the Agent or First Union in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Lenders, the Agent or First Union or the Lenders', the Agent's or First Union's employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. Neither the Lenders, the Agent nor First Union shall, under any circumstances or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the liquidation of the Collateral or for any damages resulting therefrom except damages directly attributable to the Agent's or First Union's gross negligence or willful misconduct.


SECTION 15 - PAYMENT OF EXPENSES

      Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower will:

            FEES AND EXPENSES. Pay or reimburse the Agent and the Lenders upon demand for all expenses (including, without limitation, reasonable attorneys' and paralegals' expenses) incurred or paid (a) by the Agent in connection with: (i) the preparation, execution, delivery, interpretation, modification or amendment of this Agreement or the other Loan Documents; (ii) charges for appraisers, examiners, auditors or similar Persons whom the Agent or a Lender may engage with respect to rendering opinions concerning the Borrower's financial condition and the condition and value of the Collateral;
(iii) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; (iv) the filing and recording of all documents required by the Agent to perfect the Agent's Liens in the Collateral, including, without limitation, any documentary stamp tax or any other taxes incurred because of such filing or recording, and (b) by the Agent and the Lenders in connection with: (i) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, the Lenders, First Union or the Borrower or any other Person) in any way relating to the Collateral, this Agreement or the other Loan Documents, or the Borrower's business or affairs; (ii) any attempt to enforce any rights of the Lenders or First Union or any participant against the Borrower or any other Person which may be obligated to the Lenders by virtue of this Agreement or the other Loan Documents, including without limitation, the Account Debtors. Additionally, the Borrower shall pay to the Agent on demand any and all fees, costs and expenses which the Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to the Borrower or any other Person on the Borrower's behalf by the Agent of proceeds of the Revolving Credit Loans made by the Lenders to the Borrower pursuant to this Agreement, and (ii) the depositing for collection by the Agent of any check or item of payment received and/or delivered to the Agent on account of the Obligations and reimburse the Agent, on demand, for any claims asserted by any bank in connection with a Depository Account established at such bank for the deposit of proceeds of the Collateral, or any returned or uncollected checks received by such bank as proceeds of the Collateral.

            STAMP TAXES. Indemnify and save the Lenders, the Agent and First Union harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, which may be, or be determined to be, payable in connection with the transactions contemplated by this Agreement or in any modification hereof or thereof.

            BROKERAGE FEES. Indemnify and hold the Agent, the Lenders and First Union harmless from and against any and all finder's or brokerage fees and commissions which may be payable in connection with the transactions contemplated by this Agreement other than any fees or commissions of finders or brokers engaged by the Agent, the Lenders or First Union.

SECTION 16 - THE AGENT

            AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders; provided, however, that the Agent shall not be required to take any action which the Agent in good faith believes exposes it to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to promptly give to each Lender copies of each notice given to it by Borrower pursuant to the terms of this Agreement or the other Loan Documents. Each Lender shall be deemed to have consented to any action proposed to be taken by the Agent if, within ten (10) days after receipt by such Lender of the Agent's written request for such consent, such Lender shall have failed to deliver written notice to the Agent that it does not consent to such request, which notice shall state with reasonable specificity the reasons why such Lender does not consent to the Agent's proposed action. In the event the Agent requests the consent of a Lender and such consent is denied ("Dissenting Lender") then the Dissenting Lender shall, within three (3) Business Days following any request by the Agent, Transfer (hereinafter defined) or offer to transfer to such Lender(s) as the Agent may specify, the interest in the Obligations of the Dissenting Lender for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due to the Dissenting Lender, such Transfer to be effective upon the Dissenting Lender's
(a) delivery to the transferee Lender of fully executed transfer documentation reasonably acceptable to such transferee Lender, and (b) receipt of the aforesaid price by wire transfer, all of which shall, in any event, be completed within ____ ( ) days after the Agent's Transfer request.

            AGENT'S RELIANCE, ETC. None of the Agent, or any of its Affiliates or any of the respective directors, officers, agents or employees of the Agent or any such Affiliate, shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may consult with legal counsel (including, without limitation, counsel to Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents except as specifically set forth in any of the Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of Borrower or to inspect the property (including, without limitation, the books and records) of Borrower except as specifically set forth in any of the Loan Documents;
(iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, provided, that such instrument or document (or an executed copy thereof) has been furnished to such Lender; and
(v) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it, in good faith, to be genuine and signed or sent by the proper party or parties.

            FUCC AND AFFILIATES. Subject to the terms of the Intercreditor Agreement, with respect to its commitment as a Lender hereunder, the Loans made by it and each Note issued to it, FUCC shall have the same rights and powers under this Agreement as the other Lenders and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include FUCC in its individual capacity. FUCC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower or any of its Affiliates and any Person who may do business with Borrower or any of its Affiliates, all as if FUCC were not the Agent and without any duty to account therefor to the other Lenders.

            LENDER CREDIT DECISION. Bank of Boston and NBC each acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the Financials and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Bank of Boston and NBC each also acknowledges that it will, independently and without reliance upon the Agent or any other Affiliate of the Agent, except with respect to documents and written information furnished solely to the Agent pursuant to the terms of the Loan Documents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents; provided, however, that the Agent shall have no responsibility or liability for the accuracy of information received from Borrower and furnished to Bank of Boston and NBC.

            INDEMNIFICATION. Bank of Boston and NBC each agrees to indemnify the Agent and its Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by the Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, except the Foreign Exchange Agreement or the Interest Rate Swap Agreement, or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, except the Foreign Exchange Agreement or the Interest Rate Swap Agreement; provided, however, that neither Bank of Boston nor NBC shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, Bank of Boston and NBC agree to reimburse the Agent promptly upon demand for their ratable shares of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) reasonably incurred by the Agent in connection with the preparation, execution, delivery, administra-tion, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by Borrower.

            SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to Bank of Boston and NBC and Borrower. The Required Lenders jointly shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or other financial institution acceptable to Lenders and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except for liability as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


SECTION 17 - MISCELLANEOUS.

            SURVIVAL OF AGREEMENTS. All agreements, covenants, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall, in any way, affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral, or (c) any of the Borrower's undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. The Borrower further agrees that, to the extent that the Borrower makes a payment or payments to the Lenders or First Union, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Lenders or First Union.

            GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF FLORIDA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN DADE COUNTY, STATE OF FLORIDA, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED IN SECTION 17.3 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID. EACH OF THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. THE BORROWER WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO ANY SUIT OR PROCEEDING INSTITUTED BY THE LENDERS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY STATE OR FEDERAL COURT LOCATED WITHIN DADE COUNTY, FLORIDA AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 17.2 SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH HAS JURISDICTION OVER THE BORROWER OR ITS PROPERTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, MAKE THE LOANS AND EXTEND THE OTHER FINANCIAL ACCOMMODATIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

            NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered three (3) days after deposit in the United States mails, with postage prepaid, and addressed to the party to be notified as follows:

      If to Borrower:               Dixon Ticonderoga Company
                                    195 International Parkway
                                    Heathrow, Florida 32746-5036
                                    Attn:  Gino Pala, CEO
                                    Facsimile Number:  (407) 829-2570

      With a copy to:               Richard F. Joyce, Esq., Vice Chairman
                                    Dixon Ticonderoga Company
                                    195 International Parkway
                                    Heathrow, Florida 32746-5036
                                    Facsimile Number:  (407) 829-2570


      If to FUCC as
      Agent:                              First Union Commercial Corporation
                                    c/o First Union National Bank
                                    First Union Financial Center

      By hand delivery:             200 South Biscayne Boulevard
                                    11th Floor, MC:FL:6090
                                    Miami, Florida 33131
                                    Attn:  Ms. Kerry Maxwell,
                                           Vice President

      By mail or
       facsimile:                   P.O. Box 025475, MC: FL 6090
                                    Miami, Florida 33102-5475
                                    Attn:  Ms. Kerry Maxwell,
                                           Vice President
                                    Facsimile Number: (305) 789-1223

      With a copy to:               Stearns Weaver Miller Weissler Alhadeff &
                                    Sitterson, P.A.
                                    150 West Flagler Street, Suite 2200
                                    Miami, Florida 33130
                                    Attn:  Stuart D. Ames, Esq.
                                    Facsimile Number: (305) 789-3395

      If to Bank of Boston:         The First National Bank of Boston
                                    115 Perimeter Center Place, N.E.
                                    Suite 500
                                    Atlanta, Georgia  30346
                                    Attn:  G. Dennis Wilson,
                                      Assistant Vice President
                                    Facsimile Number: (770) 393-4166

      If to NBC:                    National Canada Finance Corp., a National
                                    Bank of Canada subsidiary
                                    5200 Town Center Drive
                                    Suite 306
                                    Boca Raton, Florida  33486
                                    Facsimile Number: (407) 367-1705

or to such other address as each party may designate for itself by like notice, or on the date of delivery to such party at such address, if notice is given or delivered by hand, telex, telegram or facsimile transmittal.

            INDEMNIFICATION OF THE LENDERS, FIRST UNION AND FIRST UNION-NC. From and at all times after the date of this Agreement, and in addition to all of the Lenders', First Union's and First Union-NC's other rights and remedies against the Borrower, the Borrower agrees to hold the Lenders and First Union harmless from, and to indemnify the Lenders, First Union and First Union-NC against, all losses, damages, costs and expenses (including, but not limited to, attorneys' and paralegals' fees, costs and expenses) incurred by any of the Lenders, First Union or First Union-NC from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of, or the financing transactions contemplated by, this Agreement and the other Loan Documents, the Lenders' furnishing of funds to the Borrower pursuant to this Agreement or First Union's issuance of Letters of Credit or First Union-NC's purchase of Foreign Exchange Contracts for the account of the Borrower or First Union-NC's interest rate protection for the Borrower pursuant to the Interest Rate Swap Agreement; provided, however, that the foregoing indemnification shall not protect a Lender, First Union or First Union-NC from loss, damage, cost or expense directly attributable to such Lender's, First Union's or First Union-NC's willful misconduct or gross negligence. All of the foregoing losses, damages, costs and expenses of the Lenders, First Union and First Union-NC shall be payable by the Borrower upon demand by the Lenders or First Union, as the case may be, and shall be additional Obligations hereunder secured by the Collateral.

            WAIVERS BY THE BORROWER. Except as otherwise provided for in this Agreement, the Borrower waives (a) presentment, demand and protest and notice of presentment, protest, non-payment, maturity and all other notices; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Agent to exercise any of the its remedies; and (c) the benefit of all valuation, appraisement and exemption laws.

            LAWFUL CHARGES. It is the intent of the parties that the rate of interest and all other charges due from the Borrower be lawful. Notwithstanding anything to the contrary contained in this Agreement or any Note, if, at any time until payment in full of the Obligations, the rate of interest payable with respect to the Loans (the "Stated Rate") exceeds the highest lawful rate permissible under applicable Florida law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then, in such event and so long as the Maximum Lawful Rate would be so exceeded, the Stated Rate shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders from the making of Loans hereunder is equal to the total interest which the Lenders would have received had the Stated Rate been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full Term at the Maximum Lawful Rate. If, for any reason, payment of a portion of interest or charges as required by this Agreement would exceed the limit established by applicable law, then the obligation to pay interest or charges shall automati-cally be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall be applied to the unpaid principal amount of the Obligations or refunded so that, under no circumstances, shall interest or charges required hereunder exceed the maximum rate allowed by law.

            ASSIGNMENT. The Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including, without limitation, the Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. The Borrower hereby consents to the Lenders' participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement or the other Loan Documents, or of any portion hereof or thereof, including, without limitation, the Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder.
 No Lender shall sell, assign, pledge, hypothecate or otherwise transfer (collectively, "Transfer"), other than by operation of law or to a Person which succeeds to the banking business of such Lender, all or any part of its interest in the Obligations in connection with this Agreement or the Term Loan Agreement, the Collateral or its rights under this Agreement without the prior written consent of the Agent. In connection with the granting of such consent, the Agent shall be furnished with such indemnification(s) from the transferring Lender and/or transferee Lender as the Agent may require. Notwithstanding the aforesaid provisions, each Lender may Transfer all or any portion of its interest in this Agreement, the Term Loan Agreement and the related documents to any lending institution which is an Affiliate of such Lender. Any Person acquiring any participation interest in any such document(s) and agreement(s) as set forth in this section (each, a "Participant") shall execute a written consent agreeing to be governed by the Intercreditor Agreement, and no Participant shall acquire any rights hereunder except by and through the Lender from which it acquired its interest. No legal action, however, including any action based on derivative rights hereunder, may be initiated by any Participant hereunder, nor shall any Participant acquire any right to enter into the determinations and decision-making processes contained in this Agreement. It is the responsibility of each Lender to ensure performance of the obligations of its Participant(s), and recourse by a Lender for the failure of any Participant shall be against the Lender which made a Transfer to such Participant.

            AMENTMENTS, WAIVERS AND CONSENTS. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall, without the prior written consent of each Lender, (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including, without limitation, pursuant to section 12.1), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Letter of Credit related obligation or the time or times of payment of interest on any Loan or Letter of Credit related obligation or the time or times of payment of any fees relating to any Loan or Letter of Credit related obligation, (c) reduce the rate of interest or fees payable on any Loan or Letter of Credit related obligation, (d) permit any subordination of the principal or interest on any Loan or Letter of Credit related obligation, (e) release any Collateral or related Loan Document (other than as specifically permitted in this Agreement or the applicable Loan Document), (f) amend the provisions of this section 17.8 or the definition of Required Lenders, or (g) amend the provisions of Exhibit A attached hereto pertaining to the Borrowing Base and Availability, except with respect to Foreign Exchange Contracts and the Interest Rate Swap Agreement. In addition, no amendment, waiver or consent to the provisions of (a) section 16 shall be made without the written consent of the Agent and (b) section 2.1.1 or section 2A shall be made without the written consent of FUCC.

            SEVERABILITY. To the extent any provision of this agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       ENTIRE AGREEMENT. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof.

       BINDING EFFECT; JOINT AND SEVERAL OBLIGATIONS. (a) All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower and the Lenders.
This provision, however, shall not be deemed to modify section 17.7.

            (a) The obligations of each entity comprising the Borrower, i.e., DTC and DTI, under each of the Loan Documents are as co-borrowers and shall be joint and several, with each of them being liable for all the Obligations, and it shall not be necessary for the Lenders to serve legal process on, proceed against or join both such entities in any legal proceeding to obtain payment of the Obligations or otherwise enforce their rights under any of the Loan Documents.

       Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

       Disbursement of Loan Proceeds. The Borrower hereby authorizes and directs the Agent to disburse, for and on behalf of the Borrower and for the Borrower's account, the proceeds of Loans made by the Lenders to the Borrower pursuant to this Agreement to such Person or Persons as the Borrower shall direct, whether in writing or orally.

       CONFLICT OF TERMS. The provisions of the other Loan Documents and any Schedule of Accounts or Schedule of Inventory are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision which affords Agent, the Lender and First Union the greatest rights and remedies shall control.

       INJUNCTIVE RELIEF. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. The Borrower therefore agrees that the Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed in their corporate names by their duly authorized officers as of the date first above written.

                              BORROWER:

                              DIXON TICONDEROGA COMPANY,
                              a Delaware corporation


                              By: /s/ Kenneth A. Baer
                                 --------------------------------
                                 Name:    Kenneth A. Baer
                                 Title:   Treasurer


                              DIXON TICONDEROGA INC.,
                              an Ontario corporation


                              By: /s/ Kenneth A. Baer
                                 --------------------------------
                                 Name:    Kenneth A. Baer
                                 Title:   Assistant Secretary


                              AGENT:

                              FIRST UNION COMMERCIAL CORPORATION,
                              a North Carolina corporation, as Agent


                              By: /s/ Kerry Maxwell
                                 --------------------------------
                                 Name:  Kerry Maxwell
                                 Title: Vice President


                              LENDERS:

                              FIRST UNION COMMERCIAL CORPORATION,
                              a North Carolina corporation, as Agent



                              By: /s/ Kerry Maxwell
                                 --------------------------------
                                 Name:  Kerry Maxwell
                                 Title: Vice President

                              Address:

                              200 South Biscayne Boulevard
                              11th Floor, MC:FL:6090
                              Miami, Florida 33131

                              THE FIRST NATIONAL BANK OF BOSTON,
                              a national banking association


                              By: /s/ William C. Purinton
                                 --------------------------------
                                  Name:  William C. Purinton,
                                 Title: Vice President

                              Address:

                              Mail Stop 01-09-06
                              100 Federal Street
                              Boston, Massachusetts  02110



                              NATIONAL BANK OF CANADA,
                              a Canadian chartered bank


                              By: /s/ Frank P. Johnston
                                 --------------------------------
                                 Name:  Frank P. Johnston
                                 Title: Group Vice President

                                                                     Exhibit A

                          Borrowing Base/Availability

      I. Borrowing Base. The "Borrowing Base" for the Revolving Credit Loans and Letters of Credit at any date shall be the sum of the following as the same exists on that date:

            (a) eighty-five percent (85%) of the face amount of Eligible Accounts; plus

            (b) eighty-five percent (85%) of the face amount of Eligible Foreign Accounts; plus

(b)               (c)   fifty percent (50%) of the FIFO cost of Eligible
                  Inventory consisting of raw materials and packaged finished goods; plus

            (d) forty percent (40%) of the FIFO cost of Eligible Inventory consisting of unpackaged finished goods; plus

            (e) forty percent (40%) of the FIFO cost of Eligible Inventory consisting of packaging materials;

      provided, however, that Lenders shall, subject to all of the terms and conditions set forth in the Agreement (including section 2.1 thereof) and the other Loan Documents, make additional Revolving Credit Loans which exceed the Borrowing Base (each an "Overadvance" and collectively, the "Overadvances") to Borrower from time to time from the Closing Date until September 30, 1996, in an aggregate amount at any one time outstanding not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Overadvance Facility");

      and provided, further, that the aggregate amount of Revolving Credit Loans shall not exceed the following sublimits which can be advanced against the following categories of Collateral: (i) against Educational Supplies Distributor Accounts, the sublimit is the lesser of forty per-cent (40%) of all Accounts or Nine Million U.S. Dollars ($9,000,000) at any time outstanding, (ii) against Eligible Foreign Accounts, the sublimit is One Million Dollars ($1,000,000), (iii) against Eligible Inventory, the sublimit is Sixteen Million U.S. Dollars ($16,000,000), and (iv) against Eligible Inventory of packaging materials, the sublimit is Eight Hundred Thousand Dollars ($800,000).

             If the results of any two (2) consecutive field audits conducted by the Agent reveal a Dilution Percentage equal to or greater than seven percent (7%), the Agent reserves the right, in its sole discretion, to reduce the foregoing advance rates applicable to Eligible Accounts and Eligible Foreign Accounts from time to time upon any increase occurring in the Dilution Percentage of the Eligible Accounts or Foreign Eligible Accounts. No such reduction shall establish a custom, and each such modification shall become effective immediately for purposes of calculating new Loans hereunder.

            The Agent may, in its sole discretion, at any time or times after the Closing Date, decrease the ratio (i.e., advance rate) of its Loans against Eligible Accounts, Eligible Foreign Accounts or Eligible Inventory for any reason the Agent shall deem necessary without establishing a custom, and each such decrease shall become effective immediately for purposes of calculating the new Loans hereunder.

            In addition, the Agent may, at any time or times after the Closing Date, establish one or more reserves against each category of the Borrowing Base in its sole discretion.

            Without limiting the generality of the foregoing, the Agent intends to establish the following reserves against the Borrowing Base:

            A. Until such time as the Subordinated Debt shall have been paid in full and completely discharged, the Agent will establish a reserve against the Borrowing Base in order to assure that there is sufficient Availability to fund each required principal payment of the Subordinated Debt. This reserve shall be established and maintained by adding thereto, on the first day of each calendar month, an amount equal to one-twelfth (1/12) of the next succeeding installment of principal required to be paid on the Subordinated Debt (or in the amount of the entire principal balance of the Subordinated Debt if the maturity thereof falls within the following 12-month period) and by reducing such accumulated reserve on the date of each principal payment of Subordinated Debt by the amount of the principal payment so made. As an example of the operation of this reserve, on August 1, 1996 and on the first day of each month thereafter through and including July 1, 1997, the Agent will establish a reserve equal to one-twelfth (1/12) of $3,325,000 (the principal amount due on August 1, 1997) and, if and when the full principal installment of $3,325,000 is paid, by reducing the reserve by the amount of such payment; and on August 1, 1997, the Agent will again and monthly thereafter establish such a reserve to assure sufficient Availability for the payment due on August 1, 1998, and so on. Such reserves have been, and will continue to be, established to assure sufficient Availability for the payment due on August 1, 1996.

            B. From and after the Closing Date and until a Final Disposition (as hereinafter defined) in the litigation styled (i) The Dixon Venture et al v. The Joseph Dixon Crucible Company et al, Superior Court of New Jersey, Law Division: Hudson County, Docket No. L-058299-86 (the "ECRA Case"), (ii) The Dixon Venture v. The Joseph Dixon Crucible Company, Dixon Ticonderoga Company, Dixon Mill Associates I, Dixon Mill Associates II and Dixon Mill Associates III, United States District Court, Northern District of New Jersey (Case No. 92-4209 (WGB)) (the "CERCLA Case"), and (iii) all other litigation now pending or hereafter brought against the Borrower involving some or all of the facts of the ECRA Case or the CERCLA Case, the Agent will increase by $100,000 per month, beginning July 31, 1996, the $800,000 reserve against the Borrow-ing Base, until such reserve is equal to $3,300,000. After a Final Disposition of all such litigation, the Agent will eliminate such reserve upon the Borrower's payment of all amounts called for by the Final Disposition. As used herein, the term "Final Disposition" with respect to a particular case shall mean a final judgment of the courts (including appellate courts) in the case from which no further appeals are possible or a final settlement of the particular case with all parties unconditionally releasing each other from all liabilities and obligations arising out of the subject matter of, or claims made in, the case (except for liability for performance of any agreement entered into in connection with such settlement).

      II. Availability. "Availability" at any date shall be the Borrowing Base at such date plus the Overadvance Facility less the sum of the following as the same exist on that date: (a) one hundred percent (100%) of the aggregate amount of all outstanding Revolving Credit Loans; plus (b) one hundred percent (100%) of the aggregate amount of all undrawn Standby Letters of Credit issued pursuant to section 2.1.1 of the Agreement; plus (c) fifty percent (50%) of the aggregate amount of all undrawn Trade Letters of Credit issued pursuant to section 2.1.1 of the Agreement; plus (d) (i) one hundred percent (100%) of all outstanding Spot Foreign Exchange Contracts, and (ii) twenty percent (20%) of all outstanding Forward Foreign Exchange Contracts until two (2) days prior to the value date, at which time, the reserve shall equal one hundred percent (100%) plus (e) one hundred percent of the amount which the Agent, in its sole discretion, determines to be the aggregate amount of the "Loss", "Settlement Amount" and "Unpaid Amount", as such terms are defined in the Interest Rate Swap Agreement.